UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MYR Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MYR GROUP INC.

THREE CONTINENTAL TOWERS
1701 GOLF ROAD, SUITE 3-1012
ROLLING MEADOWS, IL 60008-4210

March 12, 2015

Dear Fellow Stockholder,

I am pleased to invite you to attend the 2015 Annual Meeting of Stockholders of MYR Group Inc., which will be held at 9:00 a.m. local time on Thursday, April 30, 2015, at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005. The meeting facilities will open to stockholders at 8:30 a.m. local time.

At the Annual Meeting we will report on operations and act on the matters described in the Notice of Annual Meeting of Stockholders and the Proxy Statement that follow this letter. Stockholders of record at the close of business on March 2, 2015, are entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares are represented and voted at the Annual Meeting regardless of the size of your holdings. Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope as soon as possible in order to ensure the presence of a quorum. If you do not vote promptly, we may incur additional costs in soliciting proxies. Voting by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend and vote in person at the Annual Meeting.

The Board and management look forward to your participation at the Annual Meeting and appreciate your continued support.

Sincerely yours,

William A. Koertner
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

MYR GROUP INC.

Three Continental Towers
1701 Golf Road, Suite 3-1012
Rolling Meadows, IL 60008-4210

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS
OF MYR GROUP INC.

TIME AND DATE:	9:00 a.m. local time on Thursday, April 30, 2015
PLACE:	DoubleTree Hotel 75 West Algonquin Road Arlington Heights, Illinois 60005
ITEMS OF BUSINESS:	(1) Election as directors of the three nominees identified in this proxy statement, each to serve a term of three years;
(2) Advisory resolution to approve the compensation of our named executive officers;
(3) Ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015;
(4) Consideration of other business properly presented at the meeting.
BOARD RECOMMENDATION:	The Board of Directors recommends that you vote FOR the election of each of the nominees in Item 1 and FOR Items 2 and 3.
WHO CAN VOTE:	Stockholders of record at the close of business on March 2, 2015, are entitled to vote at the meeting, or any postponement or adjournment thereof.
DATE OF DISTRIBUTION:	This Notice of Meeting, the Proxy Statement, the accompanying proxy card and our 2014 Annual Report to Stockholders are being distributed to stockholders beginning on or about March 12, 2015.

Important Notice Regarding the Availability of Proxy Materials for our 2015 Annual Meeting of
Stockholders to be held April 30, 2015

This Notice of Meeting, the Proxy Statement, and the 2014 Annual Report to Stockholders on Form 10-K are available on our website http://investor.myrgroup.com/annuals.cfm.

Gerald B. Engen, Jr.
Senior Vice President, Chief Legal Officer and Secretary

March 12, 2015

Throughout this proxy statement, references to “MYR Group,” the “Company,” “we,” “us,” and “our” refer to MYR Group Inc. and its consolidated subsidiaries, except as otherwise indicated or as the context otherwise requires.

i

MYR GROUP INC.

March 12, 2015

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

SUMMARY INFORMATION

This Summary Information section introduces the proposals to be voted on at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) as well as highlights of our corporate governance, executive compensation and business results in 2014. We encourage you to review the entire 2015 proxy statement (the “Proxy Statement”) prior to determining how you wish to vote your shares. We are holding the Annual Meeting on Thursday, April 30, 2015 at 9:00 a.m. local time at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005.

Meeting Agenda and Voting Recommendation

Item	Proposal	Board Vote Recommendation	Page Reference (for details)
1.	Election as directors of the three nominees identified in this Proxy Statement, each to serve a term of three years	FOR EACH NOMINEE	8
2.	Advisory resolution to approve the compensation of our named executive officers	FOR	44
3.	Ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2015	FOR	48

2014 Executive Compensation Highlights

Our executive compensation program seeks to reward our executive officers for their contributions to our short-term and long-term performance. Most importantly, we seek to link individual pay to Company success, and we work to structure executive officer compensation consistent with this goal. We maintain the following policies and practices, among others, that aim to promote our commitment to pay for performance:

•	We provide our executive officers with total compensation opportunities at levels that we believe are competitive with our peer companies so that we can retain and motivate our skilled and qualified officers.
•	We grant equity awards under our Long-Term Incentive Plan (Amended and Restated as of May 1, 2014) (the “LTIP”) that include time-based retention awards, awards that are intended to maximize stockholder value by rewarding achievement of long-term Company performance goals and awards that are aligned with stockholder interests by linking the goal to the Company’s stock performance compared to a group of our peers.
•	We annually put our named executive officer compensation to an advisory vote of our stockholders and received a positive response of over 97% at our 2014 Annual Meeting.
•	We include clawback provisions in our LTIP award agreements, which subject all new equity awards under the LTIP to the Company’s right to recover in the event that it is determined that a participant engaged in conduct that contributed to any material restatement of our earnings.
•	We cap annual cash incentive awards that can be earned at 200% of target for our CEO and lesser amounts for our other named executive officers and the number of performance shares that can be earned is capped at 200% of target for all named executive officers.

•	We have an insider trading policy that prohibits our named executive officers from hedging the economic risk of their stock ownership and holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan.
•	We have stock ownership guidelines, with a stock retention feature, for our named executive officers.

2014 Business Results

We had strong financial performance in 2014 with improvement in several financial measures. Among some of the highlights for the year were the following:

•	Our revenues increased 4.6% to $944 million and we recognized a 6.0% increase in gross profit in 2014 compared to 2013.
•	We generated net income of $36.5 million and diluted earnings per share of $1.69 per share. EBITDA increased to $92.0 million, an increase of 8.5% for 2014 as compared to 2013.
•	We ended the year in a strong financial position, which included cash of $77.6 million, no outstanding debt under our credit facility and $155.7 million of borrowing capacity.
•	Our backlog at December 31, 2014 was $433.6 million, an increase of 33.0% over our backlog on December 31, 2013.
•	Engineering News-Record recognized us as one of the nation’s top five specialty electrical contractors for the 20th consecutive year.

CORPORATE GOVERNANCE

Code of Ethics and Corporate Governance Principles

We have a Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to all of our directors, officers and employees. The Code of Ethics promotes honest and ethical conduct, full and accurate public communication and compliance with applicable laws, rules and regulations. We disclose any waiver or amendments to the Code of Ethics as required by the applicable rules of the U.S. Securities and Exchange Commission (“SEC”).

Additionally, the board of directors of MYR Group (the “Board”) has guidelines that provide a framework for MYR Group’s corporate governance (the “Corporate Governance Principles”). The Corporate Governance Principles assist the Board in the exercise of its responsibilities to help ensure compliance with governing law and our policies.

Stockholders and others can access our corporate governance materials, including the Certificate of Incorporation, Amended and Restated By-Laws (the “By-Laws”), Board committee charters, our Corporate Governance Principles, our Code of Ethics and other corporate governance related materials on our website at www.myrgroup.com. Copies of these materials are also available free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Director Independence

Our Corporate Governance Principles require that at least a majority of the Board qualify as independent directors under the listing standards of the NASDAQ Stock Market (“Nasdaq”). Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests state, for example, that an employee director is not considered independent. The subjective test requires the Board to affirmatively determine that the director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. Members of our Audit Committee and Compensation Committee, respectively, are subject to certain additional independence criteria as described below under “Audit Committee Matters” and “Compensation Committee Matters.”

After considering the Nasdaq listing standards and information provided by each director, the Board determined that the following directors are independent: Jack L. Alexander, Larry F. Altenbaumer, Henry W. Fayne, Betty R. Johnson, Gary R. Johnson, Maurice E. Moore and William D. Patterson. William A. Koertner is not considered an independent director, due to his employment with MYR Group.

Executive Sessions of the Board

In accordance with the Corporate Governance Principles, the independent directors meet at least twice per year in executive sessions, which are chaired by the Lead Director. Executive sessions are typically held following Board meetings, without management present.

Meeting Attendance

We expect directors to regularly attend Board meetings and meetings of the committees on which they serve. The Board held fourteen meetings in 2014. All of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served. All directors are expected to attend the Annual Meeting and all directors serving at the time of the 2014 Annual Meeting, including the director nominees, attended that meeting.

Communications with the Board

The Board values and encourages constructive dialogue with stockholders and other interested parties on topics such as compensation and other important governance topics. Stockholders and other interested parties can communicate with the directors, individually or as a group, by writing to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210 or by submitting an e-mail to our corporate website at http://investor.myrgroup.com/contactBoard.cfm. The Secretary forwards communications relating to matters within the Board’s purview to the appropriate directors, communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate MYR Group officer. The Secretary does not forward complaints about service, new services suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements or inappropriate communications.

Board Leadership Structure

Our Corporate Governance Principles provide that the Board is free to choose its board leadership structure and Chairman in any way that it deems best for MYR Group and its stockholders. When determining the leadership structure that allows the Board to effectively carry out its responsibilities and represent our stockholders’ interests, the Board considers various factors including our specific business needs, our industries’ demands, our operating and financial performance, the economic and regulatory environment, Board self-evaluations, alternative leadership structures and our corporate governance policies and practices. William A. Koertner currently serves as both Chairman of the Board and our Chief Executive Officer (“CEO”). He has held both of those positions since 2007. The Board believes that our current leadership structure is appropriate at this time because it effectively utilizes Mr. Koertner’s extensive experience and knowledge of our industry and Company and provides for efficient leadership of our Board and Company. In accordance with the Corporate Governance Principles, the independent directors selected Gary R. Johnson to serve as the Board’s Lead Director. As Lead Director, Mr. Johnson has the authority to call meetings of the independent directors and his duties include, among others, presiding at executive sessions of the independent directors, which are typically held following Board meetings without management present, and serving as a liaison between the Chairman and the independent directors and, where appropriate, with the stockholders.

The Board believes that combining the Chairman and CEO positions, together with an independent Lead Director, is appropriate at this time. In making this determination, the Board has taken into consideration MYR Group’s size, structure and business as well as Mr. Koertner’s knowledge of the industry, successful tenure with MYR Group and his established relationships with our customers. The Board also believes that Mr. Koertner is in the best position to inform our independent directors about our operations, projects and issues important to the Company. Except for Mr. Koertner, the Board is comprised entirely of independent directors and all of the committee members are independent. The Board has the necessary power and authority to request and obtain information directly from management, to retain outside consultants and to consult directly with management and employees where it deems appropriate. Our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize potential conflicts that may result from combined roles of Chairman and CEO. The Nominating and Corporate Governance Committee and the other independent directors periodically review this structure to ensure it is still appropriate.

Risk Oversight

We do not view risk in isolation but consider risk as part of our regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees.

The Board has the responsibility to oversee and review certain aspects of our risk management efforts, either directly or through its committees, based upon management’s identification, assessment and mitigation of risk. We approach risk management by integrating strategic planning and operational decision-making with risk oversight by management and the Board. The Board commits extensive time and effort discussing and establishing the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the strategic plan review the Board and management focus on the primary value drivers for the Company and risks facing the Company.

The Board’s standing committees are each chaired by an independent director and support the Board’s oversight functions by regularly addressing various risks in their respective areas of oversight. Specifically, the

Audit Committee assists the Board in fulfilling its risk management oversight responsibilities in the areas of financial reporting, internal controls and compliance with public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from compensation policies and programs, including the review of incentive compensation to ensure our programs do not encourage unnecessary and excessive risk taking. The Nominating and Corporate Governance Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks primarily related to corporate governance. Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

We believe that our leadership structure supports the risk oversight function of the Board. All directors are actively involved in the risk oversight function and with our CEO serving as Chairman of the Board, he is able to promote open communication between management and directors relating to risk.

Committee Membership

Our Board designates the members and chairs of committees based on the Nominating and Corporate Governance Committee’s recommendations. Because he is not an independent director, William A. Koertner does not serve on any of the committees. The Board has three standing committees — Audit, Compensation, and Nominating and Corporate Governance — each comprised entirely of independent directors. Membership of the committees in 2014 was as follows:

Name	Audit	Compensation	Nominating and Corporate Governance
Jack L. Alexander	X	X	—
Larry F. Altenbaumer	—	Chair	X
Henry W. Fayne	X	X	—
Betty R. Johnson	X	—	X
Gary R. Johnson	—	X	Chair
Maurice E. Moore	X	—	X
William D. Patterson	Chair	X	—
Number of Meetings in 2014	5	6	2

Each of the three standing committees has a written charter adopted by the Board. The charters define each committee’s roles and responsibilities. The charters are available on our website at www.myrgroup.com. MYR Group will provide copies of these charters free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE MATTERS

The Board has determined that all of the Nominating and Corporate Governance Committee members are independent under the Nasdaq listing standards. The primary responsibilities of the Nominating and Corporate Governance Committee include (i) identifying and recommending to the Board individuals qualified to serve as director, (ii) advising the Board with respect to the Board’s size, composition, procedures and committees, (iii) developing and recommending to the Board the corporate governance principles applicable to the Company, (iv) overseeing the self-evaluation of the Board and Board committees and (v) providing oversight with respect to corporate governance and ethical conduct.

Criteria for Nomination to the Board of Directors and Diversity

Candidates for nomination to the Board are selected by the Nominating and Corporate Governance Committee in accordance with the committee’s charter, our Certificate of Incorporation, our By-Laws, our Corporate Governance Principles and additional criteria that may be considered by the Board regarding director candidate qualifications. The Nominating and Corporate Governance Committee will evaluate all candidates in the same manner and using the same criteria, including recommendations from stockholders.

Since the identification and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the Board from time to time, there is not a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet legal requirements, the Nasdaq listing standards and the provisions of our Certificate of Incorporation, By-Laws, Corporate Governance Principles and charters of the Board’s committees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors including, but not limited to, a candidate’s:

•	record of accomplishment in his or her chosen field;
•	depth and breadth of experience at an executive, policy-making level in business, financial services, academia, law, government, technology or other areas relevant to the Company’s activities;
•	personal and professional ethics, integrity and values;
•	commitment to enhancing stockholder value;
•	ability to exercise good judgment and provide practical insights and diverse perspectives;
•	absence of real and perceived conflicts of interest;
•	knowledge of the Company’s industry and customers;
•	ability and willingness to devote sufficient time to become knowledgeable about the Company and to effectively carry out the duties and responsibilities of service;
•	ability to attend all or almost all Board meetings in person;
•	ability to develop a good working relationship with other members of the Board; and
•	ability to contribute to the Board’s working relationship with senior management.

When considering nominees, the Nominating and Corporate Governance Committee may also consider whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board’s overall composition and needs. In addition, our Corporate Governance Principles specify that the Nominating and Corporate Governance Committee should consider the value of diversity on the Board in the director nominee identification and nomination process. Accordingly, while the Company does not have a specific policy regarding diversity, the Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board. Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis proscribed by law. The Committee will assess the effectiveness of this approach as part of its review of the Board’s composition as well as in the course of the Board’s and Committee’s self-evaluation process.

Under the heading “Proposal No. 1. Election of Directors,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly traded companies, together with the qualifications, experience, key attributes and skills the Committee and the Board believe will best serve the interests of the Board, the Company and our stockholders.

Board and Committee Self-Evaluations

The Board and each of the Audit, Compensation, and Nominating and Corporate Governance committees conduct an annual self-evaluation addressing matters the Board and committees consider relevant to their performance. These evaluations include both a qualitative and quantitative assessment by each director of the performance of the Board and the committee or committees on which the director sits. The Nominating and Corporate Governance Committee oversees the evaluation process.

PROPOSAL NO. 1. ELECTION OF DIRECTORS

The Board currently consists of eight directors. The directors are divided into three classes, designated as Class I, Class II and Class III. The term for each class expires at the conclusion of a three-year term. At the 2015 Annual Meeting, the Class II director positions are up for election.

The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, the nomination of Jack L. Alexander, Betty R. Johnson, and Maurice E. Moore as directors, each for a term ending at the 2018 Annual Meeting of Stockholders or until his or her successor has been chosen and qualified.

If any nominee should be unavailable to serve due to an unanticipated event, the Board may designate another person as a substitute nominee or, in accordance with our By-Laws, act to reduce the number of directors. If the Board substitutes another nominee, your proxy will be voted for the substitute nominee.

None of the nominees are related to another or to any other director or executive officer of MYR Group or its subsidiaries by blood, marriage or adoption.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Director Qualifications

When considering whether our directors, including the nominees, should serve as a director and have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its responsibilities effectively in light of our businesses and structure, the Nominating and Corporate Governance Committee and the Board considered their wealth of knowledge of our industry and customers, integrity, their particular experiences, individual talents, business judgment and vision, leadership skills and what each individual would bring to the Board as a whole, including the information discussed in each of the director’s individual biographies set forth in the tables below. Additionally, the Board considered and valued that each of our directors has extensive experience as a business leader and has a strong understanding of business operations in general. In particular, the Board considered that each of the directors has a strong background in the utilities sector, and the Board believes that such relevant experience is important in evaluating and overseeing our business development and strategies.

The following is information as of March 1, 2015, regarding each director who is up for election at the Annual Meeting:

Jack L. Alexander Age: 67 Director Since: 2007 Director Class: Class II	Mr. Alexander retired from MidAmerican Energy Company (“MidAmerican”) in 2005 and provided advisory and consulting services to MidAmerican until 2007. Prior to his retirement, Mr. Alexander spent 32 years serving in various roles with MidAmerican from 1973 to 2005. He was Senior Vice President of Supply and Marketing from 2002 to 2005 and was responsible for electric generation, energy trading, marketing and sales, risk management and legislation and regulation. Prior to this, Mr. Alexander held roles in engineering, corporate planning, human resources and energy delivery. He has over 13 years of experience leading MidAmerican’s human resources function, with responsibility for labor relations, contract negotiations, compensation and benefits, employment and employee development and training. Mr. Alexander holds a Bachelor of Science degree in business administration and economics from Morningside College.

Qualifications, Experience, Key Attributes and Skills:

Mr. Alexander’s background as a senior executive at MidAmerican and varied industry experience in transmission and distribution, electric generation, energy trading, marketing and sales, risk management, legislation and regulation, engineering, corporate planning and human resources provide him with an extremely broad and fundamental understanding related to our operations and organizational structure, our utility customers and our transmission and distribution business sector. He also has extensive experience with mergers and acquisitions including asset valuations and due diligence on a number of utility acquisitions. His knowledge and experience is extremely relevant to Mr. Alexander’s role as a member on the Audit Committee. While at MidAmerican, Mr. Alexander was responsible for the construction of over $2.0 billion of new electric generation in the state of Iowa including one of the world’s largest land-based wind energy projects. He also has experience serving as MidAmerican’s chief company spokesperson on a number of IBEW labor contract negotiations. His human resources leadership and experience in labor relations, contract negotiations, compensation and benefits, employment and employee development and training provide a unique and thorough perspective that is of great value in Mr. Alexander’s role on our Compensation Committee.

Betty R. Johnson Age: 56 Director Since: 2007 Director Class: Class II	Ms. Johnson currently serves as the Chief Financial Officer of Faith Technologies, Inc., a privately held electrical, engineering and technology systems contractor. From 2009 to 2014, Ms. Johnson served as the Vice President of Global Finance and Chief Financial Officer of Sloan Valve Company, an international manufacturer and distributor of water efficient products to the commercial plumbing industry. Prior to this, Ms. Johnson was Executive Vice President and Chief Financial Officer with Block and Company, Inc., a manufacturer and distributor of money handling and office products from 2003 to 2009. From 1999 to 2003 she served as the Vice President — Operations/Finance with Encompass Services Corporation, an electrical and mechanical construction company. Ms. Johnson served as MYR Group’s Controller from 1992 to 1998 and Vice President and Controller from 1998 to 1999. In addition, Ms. Johnson has 11 years of experience in various auditing roles within Deloitte and Touche’s construction industry group. Ms. Johnson holds a bachelor’s degree in business administration from Loyola University Chicago and is a certified public accountant.

Qualifications, Experience, Key Attributes and Skills:

Ms. Johnson’s experience as a financial officer at a variety of companies as well as her construction background, including her employment with us, and understanding of finance and accounting, risk auditing, internal controls and procedures for financial reporting processes for large publicly traded corporations provide her with a strong foundational understanding of our financial requirements as well as the financial challenges and issues facing the Company, industry and market. This combination of background and experience ideally positions Ms. Johnson as a key member on both our Audit and Nominating and Corporate Governance Committees.

Maurice E. Moore Age: 64 Director Since: 2010 Director Class: Class II	Since 2009, Mr. Moore has been Managing Director and sole proprietor of Primus Financial Group, LLC, a firm providing leasing and project finance advisory services to companies engaged in the renewable energy business. With more than 25 years of professional financial experience, Mr. Moore has an extensive background in originating, negotiating, syndicating and financing large capital projects in various business segments, including the electric utility and renewable energy industries. Prior to his position at Primus Financial Group, Mr. Moore served in senior leadership roles with Chase Equipment Leasing, Inc. from 2006 to 2009, a division of JP Morgan Chase offering a variety of financing and lease solutions to help businesses acquire the equipment needed for daily operations; and JP Morgan Capital Corporation, and its predecessor companies, from 1986 to 2005. Prior to serving on the Board, Mr. Moore served on the boards for West Suburban Medical Center and Community Chest of Oak Park & River Forest, Illinois, and was formerly Finance Advisory Committee Chairman for Oak Park & River Forest High School in Illinois. Mr. Moore earned a Bachelor of Science degree in civil engineering from Brown University and a Masters of Business Administration degree from Harvard Business School.

Qualifications, Experience, Key Attributes and Skills:

Mr. Moore has substantial leadership, financial services and capital expenditures experience, and has advised a variety of clients engaged in energy and renewable energy markets. His skills in originating, negotiating and financing large capital projects in both similar and varying environments serve as a guiding force concerning our capital investment and expenditure plans. In addition, his financial advisory involvement in the renewable energy space provides a diverse range of insight that contributes to the Board’s understanding of the markets in which we operate. Mr. Moore’s business acumen and participation on the

Audit and Nominating and Corporate Governance Committees help to broaden our exposure and understanding of successful financial practices and growth strategies.

The following is information regarding Class I and Class III directors serving as of March 1, 2015:

Henry W. Fayne Age: 68 Director Since: 2007 Director Class: Class I Expiration of Term: 2017	Mr. Fayne has more than 30 years of experience with American Electric Power (“AEP”), an electric utility company servicing five million customers in 11 states. During his tenure from 1974 to 2004, he held senior positions in both finance and operations. Most recently, he served as Executive Vice President of Energy Services and was responsible for transmission, distribution and customer relations operations for the AEP system, which employed approximately 15,000 line workers. He also served as Chief Financial Officer and Executive Vice President — Financial Services and was responsible for financial planning and budgeting, risk management, internal audits, accounting and treasury functions. After retiring from AEP in 2004, Mr. Fayne began providing advisory and consulting services to various companies, including Century Aluminum Company. In addition to serving on our Board, Mr. Fayne currently serves as chairman of the board of directors for Southwest Generation, LLC, a privately held gas-fired generating company; director and chairman of the audit committee of the board of directors for Murray Energy Corporation, a privately held coal mining company; sits on the board of directors of Youth and Families, a non-profit organization serving at-risk children in Franklin County, Ohio; and serves as a director of Summit Utilities Inc., a privately held gas distribution company. Mr. Fayne holds a Bachelor of Arts degree in economics from Columbia College of Columbia University and a Masters of Business Administration degree from the Columbia Business School.

Qualifications, Experience, Key Attributes and Skills:

With over 35 years of total industry experience, Mr. Fayne’s extensive background in financial planning, budgeting, risk management and operational experience with AEP combine to provide extremely relevant insight and guidance related to our primary operations. His substantial executive leadership expertise and consulting experience are directly relevant to our operations and activities as well as to his service on our Audit and Compensation Committees, and help aid the Board’s strategic and high-level planning as well as the Board’s understanding of our customers and competitors. Mr. Fayne’s participation on a variety of other boards provides him with a well-rounded perspective to further enhance the Board’s understanding of the industry.

Gary R. Johnson Age: 68 Director Since: 2007 Director Class: Class I Expiration of Term: 2017	Most recently, Mr. Johnson was Vice President and General Counsel of Xcel Energy and its wholly-owned subsidiary, Northern States Power Company. Xcel Energy, through its subsidiaries, is a leading electric and natural gas utility company offering a comprehensive portfolio of energy-related products and services to customers throughout the western and midwestern United States. Mr. Johnson occupied this position from 2000 until his retirement in 2007. From 1989 to 2000, Mr. Johnson was Vice President and General Counsel of Northern States Power Company, the predecessor to Xcel Energy. He holds a bachelor’s degree in history from the University of Minnesota and a Masters in Public Administration degree from the Ohio State University. Mr. Johnson is a graduate of the University of Minnesota Law School.

Qualifications, Experience, Key Attributes and Skills:

Through his distinguished career as an executive officer and general counsel at Xcel Energy and Northern States Power Company, Mr. Johnson gained a broad understanding of the business, industry, legal issues and regulatory landscape of the electrical utility industry. Serving as Lead Director on the Board and the Chairman

of the Nominating and Corporate Governance Committee, Mr. Johnson uses his vast knowledge to provide a valuable perspective that assists the Board in its understanding of current legal and regulatory issues facing us and the industry.

Larry F. Altenbaumer Age: 66 Director Since: 2006 Director Class: Class III Expiration of Term: 2016	Mr. Altenbaumer has over 40 years of experience in the energy industry and is currently an independent consultant providing services to several organizations both in and outside of the energy industry. Currently, he serves as an independent director for the Southwest Power Pool, a FERC-approved regional transmission organization covering portions of eight states, and as a director for Summit Utilities, a privately-held holding company that owns and operates natural gas distribution companies in Colorado, Missouri and Maine. He is also currently serving as the executive director of the Midwest Inland Port, a regional economic development initiative based in Decatur, Illinois. Mr. Altenbaumer joined Illinois Power Company (“Illinois Power”), an electric and natural gas utility, in 1970 and spent much of his nearly 34 years there in various financial leadership positions, including Treasurer, Controller and Chief Financial Officer prior to becoming President in 1999. During his tenure with Illinois Power, Mr. Altenbaumer also served as executive Vice President for Regulated delivery for Dynegy, Inc. (“Dynegy”), a wholesale power, capacity and ancillary service provider. Illinois Power became a subsidiary of Dynegy in 2000, in a transaction led by Mr. Altenbaumer for Illinois Power. Mr. Altenbaumer received a Bachelor’s Degree in electrical engineering and computer science from the University of Illinois.

Qualifications, Experience, Key Attributes and Skills:

Mr. Altenbaumer’s long record of achievement in various leadership positions at Illinois Power, including President, enables him to provide valuable insight into key aspects of successfully managing our day-to-day business and management operations. This experience and his current position as a director of the Southwest Power Pool and a member of its Human Resources Committee and Finance Committee support his role as Chairman of the Compensation Committee. His executive management roles, knowledge of our customers and competitors and range of consulting experience both inside and outside of the energy industry strengthen Mr. Altenbaumer’s ability to provide strategic leadership to help us better position ourselves for future growth and success. In addition, Mr. Altenbaumer’s board service for the Southwest Power Pool along with the nature of his activity in support of several ArcLight portfolio companies provide him with relevant expertise in areas related to corporate governance issues affecting U.S. publicly traded companies and arm him with a wide base of knowledge related to his membership on the Nominating and Corporate Governance Committee.

William A. Koertner Age: 65 Director Since: 2007 Director Class: Class III Expiration of Term: 2016	Mr. Koertner joined MYR Group in 1998 as Senior Vice President, Treasurer and Chief Financial Officer, responsible for all financial functions including accounting, treasury, risk management and MIS operations. He was promoted to President and CEO in December 2003. In his role as President and CEO, he has complete profit and loss responsibility for the Company. Prior to joining MYR Group, Mr. Koertner served as Chief Financial Officer for Central Illinois Public Service Company from 1995 to 1998 and President and Chief Executive Officer of CIPSCO Investment Company (“CIPSCO”) from 1995 to 1998 as well. CIPSCO manages nonutility investments and provides investment management services for affiliates. Mr. Koertner holds a Bachelor of Science degree in finance from Northern Illinois University and a Masters of Business Administration degree from the University of Illinois.

Qualifications, Experience, Key Attributes and Skills:

Through Mr. Koertner’s tenure as both President and CEO and Chief Financial Officer of MYR Group, he has gained an in-depth understanding of our day-to-day operations and has helped to develop and set our short- and long-term growth strategies. He has been an instrumental force in building and maintaining key customer, vendor and investor relationships that have played an integral role in helping to further understand our business goals, the markets in which we operate and our competitive climate, all of which have contributed greatly to the success of the Company. Mr. Koertner also brings a wealth of financial expertise and utility background to his role and possesses an expert understanding of accounting and treasury practices, risk management and MIS operations, which allows him to provide sound guidance to the Board regarding our strategies and management.

William D. Patterson Age: 60 Director Since: 2007 Director Class: Class III Expiration of Term: 2016	In October 2010, Mr. Patterson rejoined EnSTAR Management Corporation, a company that he founded to provide advisory and consulting services to utilities. Prior to this, Mr. Patterson served as Senior Vice President of Corporate and Business Development for American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater utility company. From 2005 through mid-2008, Mr. Patterson served as Senior Vice President and Chief Financial Officer of Pennichuck Corporation, an investor-owned water utility holding company. From January 2003 to January 2005, he served as an executive advisor to Concentric Energy Advisors, a private firm located in Marlborough, Massachusetts, providing financial advisory and consulting services for utilities. His experience also includes nearly 20 years of work within the investment banking industry, serving in senior positions at E.F. Hutton, Shearson Lehman and Smith Barney, where he was managing director and co-head of the corporate finance department’s regulated utilities practice. Mr. Patterson earned his Bachelor of Science degree in civil engineering from Princeton University, graduating summa cum laude. He earned his Masters of Business Administration degree in finance and accounting from the University of Chicago Booth School of Business.

Qualifications, Experience, Key Attributes and Skills

Mr. Patterson is a financial executive and expert with 30 years of experience primarily serving the regulated utility and energy/utility infrastructure markets. As Chairman of the Audit Committee and a member of the Compensation Committee, Mr. Patterson brings a broad-based track record of success as a banker, investor and advisor and has held senior management and independent director positions for both public and private companies. His service as a senior executive for various companies in the utility industry provides him with an unparalleled understanding and awareness of our markets and a valuable perspective in the review and analysis of financial statements and results.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and persons who own more than 10% of our common stock to report their ownership of our common stock and changes in that ownership.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2014, all required filings were timely made in accordance with Exchange Act requirements, except for one Form 4, which was inadvertently filed late on behalf of Mr. Koertner.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval and Ratification of Transactions with Related Persons

We have a written policy and procedures for the review, approval and ratification of transactions with related persons, which has been adopted by the Board. Under our policy, the definition of related persons includes, among others, our named executive officers, directors, beneficial owners of more than 5% of our common stock and any of the foregoing person’s immediate family members. In considering the approval of any related party transaction, the Audit Committee will consider whether or not the terms of the transaction are fair to the Company.

Pursuant to our policy, there were no reported transactions in 2014 that qualified as a related person transaction, and therefore no reported transaction was referred to the Audit Committee or any other committee of the Board for review.

COMPENSATION COMMITTEE MATTERS

The Board established the standing Compensation Committee in accordance with our By-Laws. The Board has determined that each member of the Compensation Committee qualifies as an “independent” director as defined under the Nasdaq rules, as a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act and as an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the “IRS Code”).

The Compensation Committee firmly believes that the compensation of our executive officers should emphasize paying for performance that contributes to our success while encouraging behavior that is in our stockholders’ long-term best interests. The Compensation Committee is responsible for assisting the Board in overseeing the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans. To represent and assist the Board in its oversight of the Company’s compensation practices and under its charter, the Compensation Committee performs, among others, the following tasks:

•	reviews and recommends changes to the Company’s executive compensation philosophy, general compensation programs and executive benefit plans, including incentive-compensation programs and equity-based plans;
•	reviews and recommends any changes to the goals and objectives of the Company’s executive compensation plans;
•	reviews and recommends any changes to the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans;
•	evaluates annually the performance of named executive officers in light of the goals and objectives of the Company’s executive compensation plans, and determines and approves, or recommends to the Board for its approval, the compensation levels of named executive officers based on this evaluation;
•	evaluates the appropriate level of compensation for Board and committee service by non-employee members of the Board and determines and approves, or recommends to the Board for its approval, the level of compensation for such service;
•	establishes and reviews stock ownership guidelines for directors and officers; and
•	reviews and recommends to the Board the frequency with which the Company will conduct Say-on-Pay Votes and reviews and approves proposals regarding the Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company’s proxy statement.

The Compensation Discussion and Analysis, included in this Proxy Statement, goes into further detail about the Compensation Committee’s processes for determining the appropriate levels of compensation for executive officers and directors.

Compensation Consultants

In order to fulfill its duties, the Compensation Committee has the authority to retain, at the Company’s expense, its own advisors and compensation consultants and to approve their compensation. These external compensation consultants provide the Compensation Committee with guidance on compensation trends, program designs and market research and advice and recommendations on both executive and director compensation. They also help evaluate the competitive position of named executive officers’ and directors’ compensation, and provide advice on incentive award programs. Their findings are discussed in more detail in the Compensation Discussion and Analysis.

Compensation consultants are engaged by and report directly to the Compensation Committee on executive compensation matters and meet separately with the Compensation Committee outside the presence of management. Interaction between the compensation consultants and management is generally limited to providing necessary information and data.

Since November 2009, the Compensation Committee has retained Mercer to serve as its compensation consultant. The Compensation Committee has reviewed the independence of Mercer’s advisory role relative to the six consultant independence factors adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel and other advisers. Following its review, the Compensation Committee concluded that Mercer has no conflicts of interest, and provides the Compensation Committee with objective and independent executive compensation advisory services.

Compensation Risk Assessment

In reviewing and approving compensation programs, the Compensation Committee considers whether the programs are likely to promote risk-taking behavior that could adversely affect the Company. The Compensation Committee has designed the Company’s compensation programs, including the Company’s incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated into our programs available for our executive officers:

•	A Balanced Mix of Compensation Components — The target compensation mix for the Company’s executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.
•	Multiple Performance Factors — The Company’s incentive compensation plans use multiple Company-wide metrics, which encourage retention of executives and focus on the achievement of objectives for the overall benefit of the Company. The incentive compensation granted under the plans in 2014 included:
•	Annual cash incentive compensation that was dependent on multiple performance metrics including pretax income and safety performance.
•	Forty percent of the long-term incentive compensation in the form of time-based restricted stock with three-year ratable vesting.
•	Sixty percent of the long-term incentive compensation in the form of performance shares allocated evenly between two performance measures, return on invested capital (“ROIC”) and relative total shareholder return (“TSR”), as compared to a group of peer companies, over a three-year performance period.
•	Capped Incentive Awards — Annual cash incentive awards are capped at 200% of target for our CEO and lesser amounts for our other named executive officers and the number of performance shares that can be earned is capped at 200% of target for all named executive officers.
•	Clawback Provisions — LTIP award agreements contain a clawback provision, which makes all LTIP awards subject to the Company’s right to recover the award in the event that it is determined that a participant engaged in conduct that contributed to any material restatement of our earnings.
•	Stock Ownership Guidelines — Stock ownership guidelines call for significant share ownership for our named executive officers.
•	Stock Retention Policy — Executive officers are expected to retain the net shares received through an exercise of a stock option, the vesting of restricted stock and net performance shares received if they have not reached applicable stock ownership guidelines.

The Compensation Committee annually performs an assessment of compensation-related risks for all of our policies and programs. Periodically, the Compensation Committee retains outside consultants to assist in these assessments. These assessments include a review of multiple factors including, but not limited to, the design of compensation policies and programs, controls and approval processes and the negative discretion provided in the oversight of these programs. In 2014, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In the event that the Company’s risk profile was to change, the Compensation Committee would consider appropriate adjustments in policies and practices.

Compensation Committee Report for the Year Ended December 31, 2014

The Compensation Committee oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC (“2014 Form 10-K”).

Compensation Committee:	Larry F. Altenbaumer, Chair
Jack L. Alexander
Henry W. Fayne
Gary R. Johnson
William D. Patterson

DIRECTOR COMPENSATION

The Compensation Committee reviews director compensation periodically and recommends changes to the Board when it deems them appropriate. We use a combination of cash and equity-based compensation to attract and retain non-employee directors and to compensate such directors for their service on the Board in an amount that is commensurate with their role and involvement. In establishing non-employee director compensation, the Compensation Committee and the Board consider analyses prepared by Mercer of reported non-employee director compensation practices at the peer companies used by the Compensation Committee in its evaluation of named executive officers’ compensation, discussed more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement.

In October 2013, Mercer performed and presented to the Compensation Committee a non-employee director compensation study (the “Mercer Non-Employee Director Compensation Review”). The Mercer Non-Employee Director Compensation Review included comparisons to the Peer Group (as defined and discussed below under “Use of Compensation Consultants and Peer Groups”) to ensure that the compensation of our non-employee directors was competitive with the group and our markets. The Compensation Committee generally seeks to target our non-employee directors’ total compensation (defined as total cash compensation and total equity compensation) at or near the median total compensation of the non-employee directors of the Peer Group. The Mercer Non-Employee Director Compensation Review indicated that the compensation of our non-employee directors was between the 25th and 50th percentile of the Peer Group and made the following recommendations:

•	increase the annual cash retainer from $35,000 to $57,000;
•	eliminate Board meeting fees;
•	continue to pay cash compensation of $1,000 for attendance at each meeting of any committee (including any subcommittee);
•	continue to pay annual compensation of $10,000 for each chairperson of the Audit and Compensation Committees and $5,000 for the chairperson of the Nominating and Corporate Governance Committee; and
•	increase annual equity compensation from $60,000 to $75,000.

Taking Mercer’s recommendations into consideration, for 2014 the Compensation Committee recommended to the Board and the Board approved the following compensation for our non-employee directors for service on the Board and Board committees:

•	annual cash retainer of $57,000 for each non-employee member of the Board, with such amount to include seven in-person Board meetings and four telephonic Board meetings;
•	for attendance above the number of meetings included in the cash retainer, cash compensation of $2,000 for each meeting of the Board attended in person and $1,000 for each meeting attended telephonically;
•	cash compensation of $1,000 for attendance at each meeting of any committee (including any subcommittee), whether in person or by telephone;
•	additional $10,000 annually for each chairperson of the Audit and Compensation Committees, and an additional $5,000 annually for the chairperson of the Nominating and Corporate Governance Committee;
•	equity compensation in the form of time-based restricted stock grants with a value of approximately $60,000, with each grant to vest ratably over a three-year period. Vesting of these time-based restricted stock grants may be accelerated upon a change in control, as defined in the LTIP, and will be accelerated should a non-employee director resign from the Board during the vesting period, provided that such resignation is not due to the director’s breach of his or her fiduciary duty; and
•	reimbursement for reasonable costs and expenses incurred in connection with attendance at Board and committee meetings.

The annual cash retainer was increased from $35,000 to $57,000 for each non-employee member of the Board in 2014 and was restructured to include compensation for attendance at seven in-person Board meetings and four telephonic Board meetings. Prior to 2014, each non-employee member of the Board was compensated $2,000 for every meeting attended in person and $1,000 for every meeting of the Board attended telephonically. The above described non-employee director compensation package resulted in a total non-employee director compensation amount that was below the market median for the Peer Group.

Other Features

Our insider trading policy, among other things, prohibits directors from hedging the economic risk of their stock ownership and holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan. In addition, the Board established stock ownership guidelines for our non-employee directors to reinforce the importance of aligning the interests of the members of the Board with the interests of our stockholders. The guidelines require non-employee directors to meet an equity ownership level with a value equal to or greater than four times the annual retainer within five years from the later of March 31, 2011 and the date the non-employee director was appointed to the Board and three years from the effective date of an increase in compensation. We have adopted retention requirements with respect to these stock ownership guidelines whereby non-employee directors are expected to retain net shares received through an exercise of a stock option or the vesting of restricted stock if they have not satisfied the required equity ownership level.

The following table sets forth each non-employee director’s ownership as of March 6, 2015 for stock ownership guidelines purposes:

Name	Share Ownership(1)	Market Value ($)(2)	Ownership Guideline	Current Ownership Multiple
Jack L. Alexander	10,773	305,199	4.0x	5.4x
Larry F. Altenbaumer	13,715	388,545	4.0x	6.8x
Henry W. Fayne	10,490	297,181	4.0x	5.2x
Betty R. Johnson	9,642	273,157	4.0x	4.8x
Gary R. Johnson	13,811	391,265	4.0x	6.9x
Maurice E. Moore	9,042	256,160	4.0x	4.5x
William D. Patterson	11,468	324,888	4.0x	5.7x

(1)	The amounts in this column were calculated in accordance with the stock ownership guidelines and include vested but unexercised stock options and exclude unvested restricted stock.
(2)	The amounts in this column were calculated in accordance with the stock ownership guidelines based on the highest reported share price for the year ended December 31, 2014 of $28.33.

2014 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Jack L. Alexander	81,000	59,998	140,998
Larry F. Altenbaumer	91,000	59,998	150,998
Henry W. Fayne	81,000	59,998	140,998
Betty R. Johnson	77,000	59,998	136,998
Gary R. Johnson	86,000	59,998	145,998
Maurice E. Moore	81,000	59,998	140,998
William D. Patterson	90,000	59,998	149,998

(1)	Our non-employee directors have the option of receiving between 10% and 60% of their annual retainer in the form of our common stock. In 2014, the following directors received stock as a portion of their annual retainer: Mr. Altenbaumer received 893 shares and Mr. Johnson received 744 shares. The amounts in this column include the cash equivalent of the stock received as a portion of each such non-employee directors’ annual retainer.
(2)	Each non-employee director was awarded 2,552 shares of restricted stock on May 1, 2014, and the amounts in this column represent the aggregate grant date fair value of those awards in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The awards vest ratably over three years. These amounts reflect our accounting expense for these awards and may not correspond to the actual value that may be recognized by the non-employee directors. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our 2014 Form 10-K.
(3)	We ceased granting stock options to non-employee directors after 2007. Messrs. Alexander, Altenbaumer, Fayne, Johnson and Patterson and Ms. Johnson each held 8,000 stock options as of December 31, 2014. Each non-employee director held 5,317 shares of restricted stock as of December 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material components of our executive officer compensation program for the officers who are named in the Executive Compensation Tables below and who are referred to as our “named executive officers.” Our named executive officers for 2014 were as follows:

•	William A. Koertner, Chairman, President and Chief Executive Officer;
•	Paul J. Evans, Vice President, Chief Financial Officer, and Treasurer;
•	Gerald B. Engen, Jr., Senior Vice President, Chief Legal Officer and Secretary;
•	William H. Green, Senior Vice President; and
•	Richard S. Swartz, Jr., Senior Vice President and Chief Operating Officer.

Executive Summary

2014 Company Performance

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and has the experience and expertise to complete electrical installations of any type and size. Our comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Our transmission and distribution customers include electric utilities, private developers, cooperatives and municipalities. We also provide commercial and industrial electrical contracting services to property owners and general contractors throughout the western United States.

Fiscal year 2014 was a year of strong performance with a number of accomplishments for our Company:

•	Our revenues increased 4.6% to $944 million and we recognized a 6.0% increase in gross profit in 2014 compared to 2013.
•	We generated net income of $36.5 million and diluted earnings per share of $1.69 per share. EBITDA increased to $92.0 million, an increase of 8.5%.
•	We ended the year in a strong financial position, which included cash of $77.6 million, no outstanding debt under our credit facility and $155.7 million of borrowing capacity.
•	Our backlog at December 31, 2014 was $433.6 million, an increase of 33.0% over our backlog on December 31, 2013.
•	Engineering News-Record recognized us as one of the nation’s top five specialty electrical contractors for the 20th consecutive year.

We credit our performance in 2014 in part to a sound compensation program, which aims to pay for performance and align compensation with both the short-term and long-term interests of our stockholders.

Pay For Performance

We have designed our compensation programs to reward our key executive officers for their contributions to our short-term and long-term performance and to be competitive with programs offered by companies with which we compete for executive officer talent. We believe that the pay of our named executive officers should be directly linked to performance; thus our compensation programs are designed to reward strong financial performance and safe operations.

2014 Target Performance-Based Compensation

We endeavor to maintain strong compensation practices, which requires effective governance standards with respect to the oversight of our executive compensation policies and practices. Although we do not use a specific formula to determine the mix of performance-based and fixed compensation paid to our named executive officers, our emphasis on pay-for-performance resulted in performance-based compensation (which we define as performance share awards and cash awards tied to performance) representing a significant part of our named executive officers’ target compensation in 2014. In 2014, performance-based compensation represented approximately 55% of the target Total Direct Compensation (which we define as base salary, target bonus under our Senior Management Incentive Plan (the “SMIP”) and target value of equity awards under our LTIP) for our CEO and an average of approximately 48% for our other named executive officers, as shown in the charts below:

As shown below for 2014, the target Total Direct Compensation for our CEO and named executive officers was below the 2013 median for the Peer Group (as discussed below under “Use of Compensation Consultants and Peer Groups”):

	2014 Target Total Direct Compensation ($ in 000s)	Peer Group 2013 Median Total Direct Compensation ($ in 000s)
Chief Executive Officer	$2,215	$2,310
Other named executive officers (average)	$910	$911

Key Features of Our Compensation Practices and Philosophy

We adhere to executive compensation best practices

☑	Competitive Pay. We provide our executive officers with total compensation opportunities at levels that are competitive with our peer companies, which reward outstanding performance and the achievement of strategic goals;
☑	Capped Incentive Awards. Annual cash incentive awards are capped at 200% of target for our CEO and lesser amounts for our other named executive officers and the number of performance shares that can be earned is capped at 200% of target for all named executive officers;
☑	Independent Compensation Consultant. Our Compensation Committee has engaged its own independent compensation consultant, who performs an annual comprehensive market analysis of our executive compensation programs and pay levels;
☑	Peer Companies. We conduct a rigorous peer group assessment and maintain a peer group that provides a valuable comparison for compensation decisions;
☑	Clawback Policy. We include clawback provisions in our LTIP award agreements, which subject all equity awards under the LTIP to the Company’s right to recover awards in the event that it is determined that a participant has engaged in conduct that contributed to any material restatement of our earnings;
☑	Risk Assessment. The Compensation Committee performed a risk assessment and determined that no element of our compensation programs was reasonably likely to have a material adverse effect on our Company.

What we do to align executive compensation with the interests of our shareholders	What we don’t do

☑

Pay for Performance.  We granted equity awards under our LTIP that provide a mix of retention-based awards and awards that will reward our executives for the achievement of long-term performance goals that are intended to maximize stockholder value;

⊗

No Hedging and Pledging.  We have an insider trading policy that prohibits our named executive officers from hedging the economic risk of their stock ownership and holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan;

☑ Say on Pay. We annually put our named executive officer compensation to an advisory vote of our stockholders and received a positive response of over 97% at our 2014 Annual Meeting;	⊗ No Gross-ups Going Forward. We maintain a policy that does not include gross-up payments for excise taxes in new employment agreements; and
☑ Stock Ownership Guidelines. We have stock ownership guidelines, with a stock retention feature, for our named executive officers; and

⊗

No Single Trigger.  Our employment agreements with our named executive officers provide for additional severance payments and benefits only on a so-called “double trigger” basis, for termination without cause or for good reason following a change of control.

☑ Stockholder Input. We encourage open dialogue with stockholders to solicit input and feedback on our compensation practices and policies.

Objectives of our Compensation Programs

We seek to maintain the competitiveness of our executive compensation program with those of our peers and competitors. Adjustments to both overall compensation and the individual components of compensation are based on various factors, including results of compensation benchmarking studies, general economic conditions, the effects of inflation or other economic forces, changes in our business operations and the related financial results, results from our stockholder vote on Say-on-Pay and changes in the compensation practices of our competitors. We also take into account each executive officer’s individual performance when making compensation adjustments.

The primary objectives of our executive compensation program are to:

•	attract and retain the most talented and dedicated executives possible;
•	reward accountability and performance by linking compensation to the achievement of financial and safety performance goals;
•	motivate executive leadership and promote behavior that aligns our executive officers’ interests with those of our stockholders;
•	encourage our executives to develop business and build a backlog of profitable business to ensure our long-term success;
•	encourage our executives to develop business models and systems that seek out strategic opportunities, which benefit us and our stockholders;
•	encourage our executives to develop and maintain an understanding of our industries’ competitive environment and position ourselves as a leader within our industries; and
•	encourage our executives to implement a culture of legal and regulatory compliance and a commitment to operating our business with the highest standards of professional conduct, ethics and compliance.

Management’s Role

The Compensation Committee oversees the executive compensation program for our named executive officers, as discussed under “Compensation Committee Matters.” Our management also plays an important role in setting the compensation of our named executive officers by initially recommending various aspects of incentive compensation, including financial performance goals, safety performance goals and strategic goals relating to each named executive officer. Management also makes recommendations regarding the salary, cash bonus and equity awards for our named executive officers (other than with respect to our CEO). While our management makes recommendations as to the goals and awards for named executive officers’ incentive compensation (other than with respect to our CEO), the Compensation Committee has final authority and complete discretion to ultimately set the compensation of our named executive officers.

At the request of the Compensation Committee, our CEO presents to the Compensation Committee his evaluation of the performance of our other named executive officers and his recommendations regarding their compensation. The Compensation Committee considers these evaluations and recommendations in determining our named executive officers’ salaries and the amounts that may be paid under our incentive plans.

To assist the Compensation Committee, management also prepares information “tally sheets.” The purpose of the tally sheets is to provide the Compensation Committee the information on key elements of actual realized compensation and potential realizable compensation for our named executive officers so that the Compensation Committee may fully evaluate our total compensation packages. Further, the Compensation Committee discusses compensation decisions with Mercer, its independent compensation consultant, and deliberates on such decisions without management present.

Use of Compensation Consultants and Peer Groups

The Compensation Committee believes that it is appropriate to utilize compensation benchmarking studies of our peer and competitor companies to establish initial compensation targets because the competitiveness of our compensation practices greatly influences our ability to attract, motivate and retain top executive officer talent, which is an important determinant of our business success. However, the Compensation Committee believes compensation benchmarking studies should be considered only as a point of reference for measurement and not as the determinative factor for our named executive officers’ compensation. The results of the studies do not supplant the significance of the individual performance of our named executive officers that the Compensation Committee considers when making compensation decisions. Because the information provided by compensation benchmark studies is just one of the pieces of information that is used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of their use. Further, the Compensation Committee has discretion to determine the frequency of performing benchmarking and other studies.

We annually compare our compensation program with those companies in a peer group that the Compensation Committee evaluates together with Mercer (the “Peer Group”). The companies selected for inclusion in the Peer Group, which are listed below, were selected on the basis of a number of factors, including similar industry characteristics, organization size, financial characteristics such as revenues and market capitalization, as well as companies we compete against for talent. At the time of selection, all of the companies were publicly traded U.S. companies in the construction, engineering and commercial services industries with annual revenue between approximately one-third and three times our annual revenue.

During our 2013 review of the makeup of our Peer Group, we removed Unitek Global Services Inc. and ENglobal Corporation, which no longer qualified under the screening criteria for the Peer Group, and Superior Energy Services, Inc., which through an acquisition moved above the upper revenue range of the Peer Group, and replaced them with Great Lakes Dredge & Dock Co. and Team, Inc. given their industry characteristics and revenue. The companies included in the Peer Group for the evaluation of 2014 executive compensation levels were:

Peer Group
Aegion Corporation
Ameresco, Inc.
Astec Industries, Inc.
Cal Dive International, Inc.
Comfort Systems USA, Inc.
Dycom Industries, Inc.
Granite Construction Incorporated
Great Lakes Dredge & Dock Co.
Integrated Electrical Services, Inc.
Layne Christensen Company
Matrix Service Company	Michael Baker Corporation
Newpark Resources, Inc.
Orion Marine Group, Inc.
Pike Corporation
Primoris Services Corporation
Sterling Construction Company Inc.
Team, Inc.
Tetra Tech, Inc.
TRC Companies, Inc.
Willbros Group Inc.

In October 2013, Mercer performed and presented to the Compensation Committee an executive compensation study (the “Mercer Executive Compensation Review”). The Mercer Executive Compensation Review included comparisons of our executive compensation programs to the Peer Group, which assisted the Compensation Committee with designing our executive compensation program for 2014 to be competitive with the group and our markets. According to the Mercer Executive Compensation Review, MYR Group was positioned at the 58th and 43rd percentile in revenue and market capitalization, respectively, of the Peer Group. The Compensation Committee generally seeks to target total executive compensation at or near the median total compensation of the Peer Group and allows business and individual performance to determine whether actual pay is above or below the median. The Compensation Committee believes that this review of Peer Group programs provides valuable information during the Compensation Committee’s review and design of both the named executive officers’ overall compensation levels and individual components of compensation, including the allocation of compensation between long-term and short-term compensation and cash and non-cash compensation.

Communications with Stockholders on Executive Compensation

At our 2014 Annual Meeting, our stockholders voted on an advisory resolution regarding the compensation of our named executive officers, which was approved by more than 97% of the votes cast on the proposal (the “Say-on-Pay proposal”). These results demonstrated strong stockholder support for our overall executive compensation program. The Compensation Committee considered this 97% favorable vote and determined that our current practices and processes did not require any significant modifications to address stockholder concerns. The Compensation Committee will continue to consider the outcome of these annual advisory votes when considering future executive compensation arrangements.

In addition to our annual Say-on-Pay proposal, stockholders are encouraged to provide feedback on our corporate governance policies and our executive compensation programs, including its various components. From time to time, we have reached out to and engaged in conversations with some of our larger stockholders regarding our compensation programs and philosophy and have generally received positive feedback on our practices. We believe that these conversations have and will better situate our Company to modify our compensation programs to address stockholder concerns on an ongoing basis. Management reports to the Compensation Committee on issues or concerns our stockholders provide with respect to our executive compensation programs. We encourage stockholders to reach out to the Board or the Compensation Committee with any feedback on our executive compensation programs. For more information on providing feedback and the related procedures, please see “Corporate Governance — Communications with the Board” in this Proxy Statement.

Summary of Key 2014 Compensation Elements

This table summarizes the material elements of our 2014 compensation program for our named executive officers.

Compensation Element	Objectives	Key Features
Salary	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.	Varies based on skills, experience, level of responsibility and other factors.
Adjustments are considered annually based on individual performance, level of pay relative to the market and internal pay equity.
Senior Management Incentive Plan Awards	To reward annual corporate performance.	Annual incentive payments are cash awards based on financial and safety performance objectives.
	To align interests of our named executive officers with those of our stockholders by linking compensation with financial and safety performance.	Annual cash incentive awards are capped at 200% of target for our CEO and lesser amounts for our other named executive officers.
To retain named executive officers by providing market-competitive compensation.
Long-Term Incentive Plan (Equity) Awards	To align named executive officers’ interests with long-term stockholder interests by linking part of each named executive officer’s compensation to long-term corporate performance.	Targeted at levels that will provide total direct compensation (salary plus annual incentive plus equity awards) competitive with our Peer Group’s total direct compensation.
	To provide opportunities for wealth creation and stock ownership, which promotes retention and enables us to attract and motivate our named executive officers.	Utilizes different equity types, including restricted stock and performance shares to balance the multiple objectives.
	To retain named executive officers through multi-year vesting of equity grants and multi-year performance periods.	Restricted stock awards generally vest over three-year periods. Performance shares are earned over a three-year performance period and the number of shares that can be earned is capped at 200% of target.
Profit Sharing Contributions to Diversified Holdings Savings Plan	To reward annual corporate performance for our employees, including our named executive officers.	Contribute up to 10% of salary depending on the profitability of the Company.
401(k) Matching Contributions to Diversified Holdings Savings Plan	To provide certain retirement income for our employees, including our named executive officers.	Provide a match of 100% of an employee’s contributions up to the first 6% of such employee’s salary, up to the maximum allowed by the plan.

Compensation Element	Objectives	Key Features
Financial Planning Services	To attract and retain named executive officers.	Use of a financial planning service.
Executive Perquisites	To attract and retain named executive officers.	Use of a Company vehicle or a car allowance.

Analysis of 2014 Compensation Decisions and Actions

Salary

Salary is a critical element of our named executive officers’ compensation because it provides them with a base level of guaranteed monthly income as compensation for services provided to us.

The Compensation Committee generally reviews the salaries of the named executive officers annually. To assist with that review, the Compensation Committee often will refer to the salaries in effect for comparable officers at companies in the Peer Group. The Compensation Committee has typically considered such review, as well as internal comparables, individual performance, economic conditions and the Company’s financial performance, in reviewing salary levels. When market or merit increases are warranted, changes in salary are generally made effective during our second quarter.

When setting salaries for our named executive officers for 2014, the Compensation Committee considered the Mercer Executive Compensation Review, as well as certain other factors, including those specified above. As a result, the Compensation Committee made market-based salary increases for certain named executive officers as outlined in the table below:

Named Executive Officer	2013 Base Salary	2014 Base Salary	Percentage Increase
Mr. Koertner	$600,000	$600,000	0.0%
Mr. Evans	$321,000	$331,000	3.1%
Mr. Engen	$334,000	$344,000	3.0%
Mr. Green	$346,000	$346,000	0.0%
Mr. Swartz	$366,000	$380,000	3.8%

Senior Management Incentive Plan Awards

The SMIP is designed to provide our named executive officers with cash performance awards payable annually to reward the achievement of certain financial and safety performance goals that we believe are strongly linked to stockholder value creation. An important factor in our decision to pay our SMIP awards in cash rather than in equity has been to ensure that our compensation program remains competitive with the programs of our direct competitors, which include private companies that primarily pay their executives with cash. Our SMIP performance targets are measured against financial performance and safety goals that are established annually by the Compensation Committee and that encourage our named executive officers to increase stockholder value by focusing on growth in revenue and earnings and safety in operations.

The payout for each named executive officer under the SMIP is dependent on a percentage of each named executive officer’s salary that the Compensation Committee determines to be subject to the plan and our performance measured against the financial and safety goals established by the Compensation Committee pursuant to the SMIP. The Compensation Committee determines the percentage of each named executive officer’s salary to be subject to an award under the plan based on position, market pay levels and our overall compensation philosophy, which emphasizes performance-based compensation. In connection with its review of the percentage of each named executive officer’s salary that should be subject to an award under the plan for 2014 and taking into account the Mercer Executive Compensation Review, the Compensation Committee adjusted the threshold, target and maximum payable award for Mr. Koertner, as these levels were determined to be below market as compared to the Peer Group. Specifically, for 2014, the Compensation Committee increased the threshold, target and maximum incentive opportunity compared to 2013 for Mr. Koertner from 40%, 100% and 175% to 42.5%, 102.5% and 200%, respectively.

Each named executive officer’s 2014 incentive opportunity under the SMIP is provided in the table below:

	Performance Rating(1)
Named Executive Officer	75% of Goals (Threshold)	100% of Goals (Target)	150% of Goals (Maximum)
	(incentive opportunity as a percentage of salary)
Mr. Koertner	42.5%	102.5%	200.0%
Mr. Evans	33.5%	65.0%	110.0%
Messrs. Engen and Green	35.0%	71.0%	125.0%
Mr. Swartz	36.0%	76.0%	135.0%

(1)	There is no payout under the SMIP as to each performance goal unless 75% of the performance goal is achieved. The SMIP provides for a range of payouts based upon the achievement of our performance goals determined by linear interpolation between achievement levels.

Each named executive officer’s 2014 award pursuant to the SMIP was based on pretax income as the financial performance goal and total case rate, lost time case rate and the avoidance of a catastrophic accident resulting in a fatality as the safety performance goals. We chose these particular metrics because we believe they are strongly correlated with our success, which is consistent with our compensation objective of linking named executive officers’ compensation with performance. The performance goals are intended to be challenging and ambitious but also realistic enough to be reasonably attainable given a concerted effort by our named executive officers in consideration of current conditions and trends.

The performance goals for target, threshold and maximum, as well as the actual level of performance achieved for SMIP plan year 2014, are displayed in the following table (dollars in thousands):

	Threshold	Target	Maximum	2014 Results
Pretax Income	$33,750	$45,000	$67,500	$57,950
Total Case Rate	3.07	2.30	1.53	1.72
Lost Time Case Rate	0.80	0.60	0.40	0.15
Catastrophic Accident	0	0	0	1

The following table shows the weighting of the performance goals, based on each individual named executive officer’s level of responsibility within the Company, that were applied to that named executive officer’s salary to determine payout for awards under the SMIP in 2014:

	Pretax Income (% of Salary)			Total Case Rate (% of Salary)			Lost Time Case Rate (% of Salary)			Catastrophic Accident (% of Salary)
Named Executive Officer	Thres.	Target	Max	Thres.	Target	Max	Thres.	Target	Max	Event(1)	No Event
Mr. Koertner	17.5	64.5	140.0	2.5	9.0	20.0	2.5	9.0	20.0	0	20.0
Mr. Evans	17.5	42.0	77.0	2.5	6.0	11.0	2.5	6.0	11.0	0	11.0
Mr. Engen	17.5	45.5	87.5	2.5	6.5	12.5	2.5	6.5	12.5	0	12.5
Mr. Green	17.5	45.5	87.5	2.5	6.5	12.5	2.5	6.5	12.5	0	12.5
Mr. Swartz	17.5	48.5	94.5	2.5	7.0	13.5	2.5	7.0	13.5	0	13.5

(1)	If any catastrophic accident resulting in a fatality occurs, there is no award for this criterion; however, if no such event occurs, payout will be made at the “No Event” percentage of salary.

The table below sets forth for SMIP plan year 2014 the annual incentive opportunities for threshold, target and maximum performance levels, as well as the actual award amount earned for 2014. The actual payout amounts are computed based on actual 2014 performance, as outlined above.

Named Executive Officer	2014 Salary ($)	Threshhold Award ($)	Target Award ($)	Maximum Award ($)	2014 Actual Award ($)	2014 Actual (% Salary)
Mr. Koertner	600,000	255,000	615,000	1,200,000	866,337	144.4%
Mr. Evans	328,500	110,048	213,525	361,350	271,091	82.5%
Mr. Engen	341,500	119,525	242,465	426,875	316,669	92.7%
Mr. Green	346,000	121,100	245,660	432,500	320,842	92.7%
Mr. Swartz	376,500	135,540	286,140	508,275	376,007	99.9%

Long-Term Incentive Compensation

We believe that long-term performance is achieved through an ownership culture that rewards and encourages our named executive officers to foster our long-term success. We believe that an effective method to reward and encourage such success is through the use of stock-based awards. The purposes of the LTIP are to attract, motivate and retain our key employees and non-employee directors upon whose judgment, initiative and efforts the financial success and growth of our business largely depends, to provide additional incentive to our employees and directors through stock ownership and other rights that promote and recognize our financial success and growth, and to align management’s interests with those of our stockholders. As part of the LTIP, we include a “change in control” provision that more closely aligns our interests with those of the named executive officers in the event of a change in control by allowing the Compensation Committee to adjust the LTIP awards to maintain and protect the rights of the participants in the LTIP in case of a change in control. Under the terms of the LTIP, the Compensation Committee has the authority to determine who will receive awards under the LTIP, the amounts of the awards and the limitations on those awards.

For 2014, the Compensation Committee considered the market data with respect to each named executive officer in the Mercer Executive Compensation Review, compensation levels of our Peer Group, compensation objectives of retention and stockholder value creation and individual and corporate performance. As a result of this review, the Compensation Committee approved equity award compensation under our LTIP in 2014 and allocated forty percent of the compensation to time-based restricted stock, thirty percent to ROIC-based performance shares and thirty percent to TSR-based performance shares. The Compensation Committee elected this mix of equity awards because it represented an appropriate balance of the incentives provided with the different types of equity instruments. For example, restricted stock provides a benefit by helping to retain key employees and performance shares are designed to vary the level of rewards a named executive officer receives dependent upon actual corporate performance and market results that are critical to stockholders.

The forty percent of the equity compensation award granted as time-based restricted stock will vest evenly over a three-year period beginning on the first anniversary of the grant. The number of shares of restricted stock was determined by dividing the amount of the equity compensation award allocated to restricted stock by the closing price of our common stock on the date of the grant.

The thirty percent of the equity compensation award granted as ROIC-based performance shares can be earned based on the average ROIC over a three-year performance period. We define ROIC as net income, less any dividends, divided by stockholders’ equity plus net debt (total debt less cash and marketable securities) at the beginning of the performance period. The number of ROIC-based performance shares earned can vary from zero to 200% of the target number of performance shares. The target number of ROIC-based performance shares was determined by dividing the amount of the equity compensation award allocated to ROIC performance by the closing price of the Company’s common stock on the date of grant. The potential award levels are as follows:

ROIC Performance	Performance Shares Earned (% of Target)
Equal to or Above the Maximum	200%
Equal to the Target	100%
Equal to the Threshold	50%
Below the Threshold	0%

The thirty percent of the equity compensation award granted as TSR-based performance shares can be earned based on the TSR of the Company’s stock compared to the TSR of a peer group over a three-year performance period. We define TSR as the change in the fair market value, adjusted for dividends, of the Company’s common stock. The number of TSR-based performance shares earned can vary from zero to 200% of the target number of performance shares. The target number of TSR-based performance shares was determined by dividing the amount of the equity compensation award allocated to TSR performance by the closing price of the Company’s common stock on the date of grant. The potential award levels are as follows:

TSR Performance	Performance Shares Earned (% of Target)
75th Percentile or Higher	200%
50th Percentile	100%
25th Percentile	50%
Less than 25th Percentile	0%

The Compensation Committee selected the TSR peer group based on criteria that included each company’s industry and operational comparability. In order to be counted in the final TSR calculations, a company must remain publicly traded during the entire performance period. The peer group of companies used for evaluating the Company’s relative TSR performance for the 2014 grant of TSR-based performance shares was as follows:

TSR Peer Group
Aegion Corporation
Ameresco, Inc.
Argan, Inc.
Astec Industries, Inc.
Cal Dive International, Inc.
Comfort Systems USA, Inc.
Dycom Industries, Inc.
Emcor Group
Granite Construction Incorporated
Great Lakes Dredge & Dock Co.
Integrated Electrical Services, Inc.
Layne Christensen Company
Mastec, Inc.
Matrix Services Company	Michael Baker Corp.(1)
Newpark Resources, Inc.
Orion Marine Group, Inc.
Pike Corporation(1)
Primoris Services Corporation
Quanta Services, Inc.
Sterling Construction Company Inc.
Team, Inc.
Tetra Tech, Inc.
TRC Companies, Inc.
Tutor Perini Corp.
URS Corp.
Willbros Group Inc.

(1)	Pike Corporation and Michael Baker Corporation are no longer publicly traded and will be excluded from the final TSR calculation.

In 2014, the Compensation Committee approved equity award grants to our named executive officers in the following amounts based on grant-date fair value, consistent with the presentation in the 2014 Summary Compensation Table:

	Value of 2014 Equity Grants by Grant Type
Named Executive Officer	Nominal Value of Equity Awards ($)	Value of Restricted Stock ($)	Value of ROIC Performance Shares ($)	Value of TSR Performance Shares ($)
William A. Koertner	1,109,590	413,986	310,483	385,121
Paul J. Evans	321,584	119,991	89,981	111,612
Gerald B. Engen	365,553	136,380	102,291	126,882
William H. Green	235,794	87,978	65,978	81,838
Richard S. Swartz, Jr.	459,903	171,582	128,692	159,629

The ROIC-based and TSR-based performance shares are earned over a performance period of three years and vest on December 31, 2016. The ROIC-based performance shares are valued at the closing price of our common stock on the grant date. Because TSR is a market-based performance metric, the Company used a Monte Carlo simulation model to calculate the fair value of the grant of TSR-based performance shares, which resulted in a fair value of $30.66 per share.

The Compensation Committee made performance share awards in 2012 for the performance period running from January 1, 2012 through December 31, 2014 (the “2012 Performance Period”). The performance shares granted in 2012 were earned based on the relative achievement of the target level of return on equity (“ROE”) set at the beginning of the 2012 Performance Period. We define ROE as net income divided by total shareholders’ equity at the beginning of the period. The number of performance shares earned from this award was dependent on the actual level of ROE achieved for the 2012 Performance Period, and the number of earned shares could have varied between 0% (for performance below threshold; 50% for performance at threshold) and 200% of the target number. However, in no case could the earned number of shares have exceeded 200% of the target number. The ROE target for the 2012 Performance Period was 12.0%. Based on the three-year average ROE of 13.9% for the 2012 Performance Period, 163.3% of the target performance shares awarded were earned. The chart below shows the performance share payouts for each of our named executive officers that were awarded performance shares in 2012:

Named Executive Officer	Target Award (Shares)	Earned Award (Shares)	Award Value at Vesting(1) ($)
William A. Koertner	17,162	28,031	743,102
Gerald B. Engen, Jr.	4,958	8,098	214,678
Richard S. Swartz, Jr.	5,720	9,342	247,656

(1)	Award value was based on the closing stock price of $26.51 on February 19, 2015, the vesting date.

The Compensation Committee also awarded performance shares in 2013 for the performance period running from January 1, 2013 through December 31, 2015. These performance shares will be earned based on the achievement of the target level of ROE for the performance period and otherwise contain terms consistent with the performance shares granted in 2012 described above.

We do not publicly disclose future target levels of ROIC or ROE for the performance shares granted because that information constitutes confidential commercial or financial information, the disclosure of which could cause us competitive harm with regard to short-term strategies and goals. We intend to disclose this information after the conclusion of the applicable performance period. A named executive officer may earn a pro-rata share of performance shares in the event of his death, disability, retirement after reaching normal retirement age (as such is defined in the Social Security Act of 1935, as amended) or termination without “cause” or for “good reason.” The vesting of performance shares may be accelerated in the event of a named executive officer’s termination without “cause” or for “good reason” following a “change in control.”

Additional information regarding these awards may be found in the 2014 Summary Compensation Table, the 2014 Grants of Plan-Based Awards Table and under “Potential Payments Upon Termination or Change in Control.”

Other Compensation

At its discretion, the Compensation Committee may authorize profit sharing contributions to the Diversified Holdings Savings Plan (our 401(k) plan) accounts of our employees, including our named executive officers, subject to applicable limitations. For 2014, we paid 10% of salary in profit sharing contributions.

Additionally, our employees, including our named executive officers, receive matching contributions under our 401(k) plan. We match 100% of an employee’s contributions up to the first 6% of such employee’s salary, up to the maximum allowed by the plan.

Each named executive officer is eligible to utilize the financial service planning offered by the Company as a perquisite. In 2014, only Mr. Engen elected to use this service.

Each named executive officer is also eligible to participate in all other benefit plans and programs that are or in the future may be available to our other executive employees, including any health insurance or health care plan, life insurance, disability insurance, retirement plan, vacation and sick leave plan and other similar plans. In addition, each named executive officer is eligible for certain other benefits that are generally available to our employees, including reimbursement of business and entertainment expenses, reimbursement of relocation expenses and perquisites, including the choice of a car allowance or the use of a company car with a gas card. The Board may revise, amend or add to the executive officer’s benefits and perquisites as it deems advisable.

The benefits described in this section are paid to remain competitive in the marketplace. Amounts relating to certain of these benefits may be found in the “All Other Compensation” column of the 2014 Summary Compensation Table.

Exercise of Discretion in Executive Compensation Decisions

The Compensation Committee has complete discretion to withhold payment of an award under our SMIP regardless of whether we or our named executive officers have successfully met the goals set under the SMIP. For 2014, the Compensation Committee did not exercise such discretion in the payment or non-payment of SMIP awards to our named executive officers.

The Compensation Committee has the authority and discretion to determine who receives and the nature of equity compensation grants under our LTIP. The Compensation Committee also has the authority to cancel outstanding grants and substitute new grants of the same or different number of shares of stock and having exercise prices that may be the same or different than the exercise price of the cancelled grants or amend the terms of outstanding grants, provided that such amendment does not impair the rights of the grantee without the grantee’s consent. The LTIP prohibits the repricing of outstanding stock options or SARs without stockholder approval.

Employment Agreements, Severance Benefits and Change in Control Provisions

In connection with our private placement in 2007, we entered into employment agreements with each of the individuals serving as named executive officers at the time. These employment agreements (the “Legacy Employment Agreements”) remain in place with Mr. Koertner, Mr. Engen, Mr. Green and Mr. Swartz. Mr. Evans entered into an employment agreement (the “Evans Employment Agreement” and, together with the Legacy Employment Agreements, the “Employment Agreements”) in connection with his appointment in January 2012. The Employment Agreements provide for severance payments and benefits upon a termination of a named executive’s employment without “cause” or for “good reason,” as further described below under “Executive Compensation Tables — Employment Agreements.” We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to named executive officers. We view the cash severance and continuation of health and welfare benefits as appropriate for the named executive officers who may not be in a position to readily obtain comparable employment within a reasonable period of time due to the restrictive covenants, including a one-year non-compete covenant, in the Employment Agreements.

In addition, the Employment Agreements provide for additional severance payments and benefits upon a termination of a named executive’s employment without “cause” or for “good reason” within one year following a change in control (in other words, only on a so-called “double trigger” basis). We believe that providing change in control benefits reduces the reluctance of our named executive officers to pursue potential change in control transactions that may be in our best interest while simultaneously preserving neutrality in negotiating and executing transactions that are favorable to us. Since 2011, the Compensation Committee has maintained a policy that it will not include gross-up payments for excise taxes as a result of a change in control pursuant to any new employment agreement. Accordingly, the Evans Employment Agreement does not include any provision to provide gross-up payments for excise taxes as a result of a change in control. Details regarding severance payments and benefits payable upon a termination of a named executive officer’s employment following a change in control are described under “Executive Compensation Tables —  Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Deductibility of Executive Compensation

In developing the compensation packages for the named executive officers, the Compensation Committee considered the deductibility of executive compensation under Section 162(m) of the IRS Code. Section 162(m) generally disallows a tax deduction for compensation that we pay to our CEO or any of the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that the compensation for any such individual exceeds $1,000,000 in any taxable year. However, this deduction limitation does not apply to compensation that is “performance-based” under Section 162(m). In order to maintain flexibility in making compensation decisions, the Compensation Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) of the IRS Code. Portions of the compensation we pay to certain of the named executive officers may not be deductible due to the application of Section 162(m) of the IRS Code and the Committee may from time to time approve compensation that is not deductible under Section 162(m) if it determines that it is in our best interest to do so.

Stock Ownership Guidelines and Retention

In order to align the interests of our executives with those of our stockholders, we require our named executive officers to attain levels of beneficial stock ownership measured based on a multiple of his or her annual base salary, as set forth below:

Position	Stock Ownership Guideline
Chief Executive Officer	5× base salary
All Other Named Executive Officers	3× base salary

The stock ownership guidelines require named executive officers to attain levels of beneficial stock ownership within five years from the later of March 31, 2011 and the date of the named executive officer’s appointment to a position subject to the guidelines and three years from the effective date of an increase in compensation. We have adopted retention requirements with respect to these stock ownership guidelines whereby named executive officers are expected to retain net shares received through an exercise of a stock option or the vesting of restricted stock or net performance shares if they have not reached the applicable stock ownership guideline.

The following table sets forth each named executive officers’ ownership value as of March 6, 2015:

Name	Share Ownership(1)	Market Value ($)(2)	Ownership Guideline	Current Ownership Multiple
William A. Koertner	365,038	10,341,527	5.0x	17.2x
Paul J. Evans(3)	12,843	363,842	3.0x	1.1x
Gerald B. Engen, Jr.	70,818	2,006,274	3.0x	5.8x
William H. Green	66,467	1,883,010	3.0x	5.4x
Richard S. Swartz, Jr.	60,823	1,723,116	3.0x	4.5x

(1)	The amounts in this column were calculated in accordance with the stock ownership guidelines and include vested but unexercised stock options and exclude unvested restricted stock and unvested performance shares.
(2)	The amounts in this column were calculated in accordance with the stock ownership guidelines based on the highest reported share price for the year ended December 31, 2014 of $28.33.
(3)	Mr. Evans joined the Company on January 3, 2012.

Trading Restrictions

We also have an insider trading policy which, among other things, prohibits named executive officers from hedging the economic risk of their stock ownership and holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan. Among other restrictions, the policy also prohibits trading in our securities outside of window periods (following earnings releases) or without pre-clearance. The policy also prohibits short-selling of the Company’s securities.

Clawback Arrangements

Each of the agreements underlying equity awards granted to our named executive officers under our LTIP permits the Compensation Committee to cause us to recover shares of common stock or cash paid to the named executive officer with respect to the applicable award if:

•	we restate any part of our financial statements for any fiscal year or years covered by the respective award due to a material noncompliance with any applicable financial reporting requirement; and
•	the Compensation Committee determines that the respective named executive officer is personally responsible for causing the restatement as a result of his or her personal misconduct or any fraudulent activity on the part of the named executive officer.

For grants of restricted stock, we may recover any shares that vested within the period of 18 months prior to the restatement or the net proceeds of any sales of such shares. With respect to performance shares, the amount of any cash or shares recoverable is limited to the amount by which the payments exceeded the amount that would have been paid to the named executive officer had our financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Compensation Committee. In the case of stock options, to the extent an applicable named executive officer exercises a stock option within a period of 18 months prior to the restatement, we may recover from the named executive officer any equity acquired by the named executive officer or any net proceeds of any exercises and sales.

Conclusion

We have designed and administer our compensation programs in a manner that emphasizes the retention of our named executive officers and rewards them appropriately for positive results. We monitor the programs in recognition of the dynamic marketplace in which we compete for talent and will continue to emphasize pay-for-performance and equity-based incentive plans that reward our named executive officers for results aligned with the interests of our stockholders.

EXECUTIVE COMPENSATION TABLES

2014 Summary Compensation Table

The following table shows the compensation earned by our named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012:

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Comp(2) ($)	All Other Comp(3) ($)	Total ($)
William A. Koertner Chairman, President and Chief Executive Officer	2014	600,000	1,109,590	—	866,337	41,100	2,617,027
	2013	592,500	799,978	399,996	710,763	37,200	2,540,437
	2012	567,500	599,984	299,996	615,170	39,600	2,122,250
Paul J. Evans Vice President, Chief Financial Officer and Treasurer	2014	328,500	321,584	—	271,091	39,092	960,267
	2013	315,750	199,958	99,996	242,812	37,200	895,716
	2012	298,846	224,997	224,988	239,077	91,580	1,079,488
Gerald B. Engen, Jr. Senior Vice President, Chief Legal Officer and Secretary	2014	341,500	365,553	—	316,669	38,750	1,062,472
	2013	330,780	199,958	99,996	282,064	30,600	943,398
	2012	317,750	173,332	86,661	285,022	33,000	895,765
William H. Green Senior Vice President	2014	346,000	235,794	—	320,842	34,562	937,198
	2013	343,500	146,648	73,330	292,937	30,600	887,015
	2012	333,500	—	209,993	299,150	58,846	901,489
Richard S. Swartz, Jr. Senior Vice President and Chief Operating Officer	2014	376,500	459,903	—	376,007	37,500	1,249,910
	2013	361,000	233,324	116,658	330,532	30,600	1,072,114
	2012	341,000	199,972	99,996	305,877	62,493	1,009,338

(1)	Represents the aggregate grant date fair value of stock awards, including restricted stock and performance shares (Stock Awards column), and stock option awards (Option Awards column) granted under the LTIP during the applicable period in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts and vesting details are included in footnote 11 to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our 2014 Form 10-K. The values of the performance shares have been calculated taking into consideration the probable outcome of the respective performance conditions as of the grant date. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by the officers. Below is a breakout of the 2014 performance share grant date fair values assuming probable performance and maximum performance (in the case of maximum, based on the maximum number of shares multiplied by the fair value on the grant date):

Named Executive Officer	Probable Performance ($)	Maximum Performance ($)
William A. Koertner	695,604	1,391,208
Paul J. Evans	201,593	403,186
Gerald B. Engen, Jr.	229,173	458,346
William H. Green	147,816	295,632
Richard S. Swartz, Jr.	288,321	576,642
(2)	Represents the dollar value of the cash awards earned under our SMIP for fiscal 2014, 2013 and 2012. For further details regarding the SMIP, see “Compensation Discussion and Analysis — Analysis of 2014 Compensation Decisions and Actions — Senior Management Incentive Plan Awards” above.

(3)	The following supplemental table describes the items of compensation reported in this column for fiscal 2014:

Name	401(k) Matching Contribution ($)	Profit Sharing Contribution ($)	Automobile and Other Travel Expenses ($)(A)	Financial Planning Services ($)
William A. Koertner	15,600	18,900	6,600	—
Paul J. Evans	15,600	18,900	4,592	—
Gerald B. Engen, Jr.	15,600	18,900	—	4,250
William H. Green	15,600	18,900	62	—
Richard S. Swartz, Jr.	15,600	18,900	3,000	—

(A)	Represents the named executive officer’s personal use of a company automobile or automobile and fuel allowance and related expenses and reimbursement for certain personal travel-related expenses.

2014 Grants of Plan-Based Awards

The following table sets forth the target and range for grants of awards made to each of the named executive officers under the SMIP and LTIP for 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards(3) (#)	All Other Option Awards(4) (#)	Exercise or Base Price of Option Awards(4) ($/sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William A. Koertner		255,000	615,000	1,200,000
	3/24/14				12,560	25,120	50,240				695,604
	3/24/14							16,747	—	—	413,986
Paul J. Evans		110,048	213,525	361,350
	3/24/14				3,640	7,280	14,560				201,593
	3/24/14							4,854	—	—	119,991
Gerald B. Engen, Jr.		119,525	242,465	426,875
	3/24/14				4,138	8,276	16,552				229,173
	3/24/14							5,517	—	—	136,380
William H. Green		121,100	245,660	432,500
	3/24/14				2,669	5,338	10,676				147,816
	3/24/14							3,559	—	—	87,978
Richard S. Swartz, Jr.		135,540	286,140	508,275
	3/24/14				5,206	10,412	20,824				288,321
	3/24/14							6,941	—	—	171,582

(1)	The target amounts represent the potential cash payout if performance is at target levels under the SMIP. For further details regarding the SMIP, see “Compensation Discussion and Analysis — Analysis of 2014 Compensation Decisions and Actions — Senior Management Incentive Plan Awards” above. Actual amounts awarded under the SMIP were paid in 2015 and are disclosed in the 2014 Summary Compensation Table.
(2)	These columns contain the performance-based awards only and are split evenly between ROIC-based performance shares and TSR-based performance share awards. The “Target” column represents the number of shares payable if the target ROIC and TSR levels are met. The “Threshold” column represents the number of shares payable if the minimum performance target is met. The “Maximum” column represents the maximum number of shares payable if the maximum performance target is exceeded. The performance period for these shares is January 1, 2014 through December 31, 2016.

(3)	Represents the restricted stock awards granted on March 24, 2014 under the LTIP, which vest ratably over a three-year period.
(4)	No stock options were awarded in 2014.
(5)	Represents the aggregate grant date fair value of restricted stock and performance shares granted under the LTIP during the fiscal year ended December 31, 2014 in accordance with FASB ASC Topic 718. The values of the performance shares have been calculated taking into consideration the probable outcome of the respective performance conditions as of the grant date. The fair value per share of the restricted stock and ROIC-based performance awards granted on March 24, 2014 was $24.72. The fair value per share of the TSR-based performance awards granted on March 24, 2014, which are based on a market-based measure, was $30.66 which was determined using a Monte Carlo simulation. Assumptions used in the calculation of these amounts and vesting details are included in footnote 11 to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our 2014 Form 10-K. These amounts reflect our accounting expense for these awards and may not correspond to the actual value that may be recognized by the officers.

Employment Agreements

Under each Employment Agreement, the officer is eligible to receive salary, an annual target bonus, as defined under the SMIP (for 2014, the annual target bonus was equal to 102.5% of the executive’s salary for our CEO, 65% for our CFO, 76.0% for our COO and 71.0% for our two Senior Vice Presidents), use of a company car and gas card or a car allowance in accordance with the Company’s policy, and is eligible to participate in all incentive, 401(k), profit sharing, health and welfare benefit plans, policies and arrangements applicable generally to our other similarly-situated executive officers. Subject to prior notice, each Employment Agreement automatically renews annually for an additional one-year term.

Each Employment Agreement contains non-competition covenants restricting the ability of the named executive officer to compete with us, to solicit our clients or to recruit our employees during the term of his employment and for a period of one year thereafter and prohibiting him from disclosing confidential information and trade secrets at any time during or after his employment.

Each Employment Agreement generally terminates upon the named executive officer’s:

•	death;
•	disability;
•	termination for “cause” by the Company or without “good reason” by the employee (as both are defined in the Employment Agreements and generally described below);
•	termination without cause or for good reason; or
•	termination without cause or for good reason following a “Change in Control” (as defined in each Employment Agreement and generally described below).

If termination results from any of the foregoing, each named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination. Additionally, if termination results from any of the reasons below, the named executive officer would be entitled to the following additional payments and/or benefits:

Reason for Termination	Potential Payment(s)
Disability	• Long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly-situated employees of the Company in which the named executive officer participates.
Without cause or for good reason	• Lump-sum payment of twice the named executive officer’s base salary and target annual incentive.

Reason for Termination	Potential Payment(s)

•

Company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer breaches the restrictive covenants or becomes reemployed in the two-year period following his termination.

Without cause or for good reason within 12 months following a change in control, a so-called “double trigger” provision	• Lump-sum payment of three times the named executive officer’s base salary and target annual incentive.

•

Company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his termination.

• Gross-up payments for excise taxes, under the Legacy Employment Agreements (the Company does not include such payments in new employment agreements for named executive officers).

Each Employment Agreement for the named executive officers generally defines “cause” as a named executive officer’s:

•	material breach of the non-competition provisions of the named executive officer’s Employment Agreement;
•	commission of a criminal act by the named executive officer against the Company, including but not limited to fraud, embezzlement or theft;
•	conviction or plea of no contest or nolo contendre to a felony or any crime involving moral turpitude; or
•	failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board that is not cured within 30 days after the receipt of written notice from the Company.

“Good reason” exists under each Employment Agreement if, among other things, such named executive officer’s base salary and/or annual target bonus opportunity is reduced, his duties are materially reduced, he is required to relocate to a work site more than 50 miles from his current work site or if the Company materially breaches a material provision of the named executive officer’s Employment Agreement and fails to cure such breach within 30 days of the receipt of written notice of the breach.

Each Employment Agreement for the named executive officers generally defines a “change in control” as the occurrence of a “change in the ownership of the Company,” a “change in the effective control of the Company” or a “change in the ownership of a substantial portion of the Company’s assets” as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii), respectively. As described above, if a named executive officer is terminated without cause or for good reason within 12 months following a “change in control,” the named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination, as well as to lump-sum payment of three times the named executive officer’s base salary, three times target annual incentive and company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his termination and, under the Legacy Employment Agreements only, gross-up payments for any excise taxes incurred under Sections 280G.

“Change in control” is similarly defined in the LTIP. Under the terms of the LTIP award agreements may provide for the effect of a change in control, which may include any one or more of the following:

•	the acceleration or extension of time periods for purposes of exercising, vesting in or realizing gain from any award granted under the LTIP;
•	the waiver or modification of performance or other conditions related to the payment or other rights under an award;
•	provision for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee; or
•	other modifications or adjustments to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of plan participants upon or following a change in control.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth for each named executive officer outstanding equity awards as of the end of the 2014 fiscal year:

Name (a)		OPTION AWARDS				STOCK AWARDS
	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable) (b)(1)	Number of Securities Underlying Unexercised Options (# Unexercisable) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#) (f)		Market Value of Shares of Stock That Have Not Vested ($) (g)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (i)(2)
William A. Koertner	6/2/06	69,632		3.65	6/2/16
	12/20/07	110,000		13.00	12/20/17
	3/24/10	28,679		17.18	3/24/20
	3/24/11	25,258		24.18	3/24/21
	3/23/12	23,757	11,878	17.48	3/23/22
	3/25/13	11,355	22,710	24.68	3/25/23
	3/24/10					2,910	(3)	79,734
	3/24/11					4,962	(3)	135,959
	3/23/12					10,297	(3)	282,138
	3/25/13					12,966	(3)	355,268
	3/24/14					16,747	(3)	458,868
	3/25/13								16,207	(4)	444,072
	3/24/14								25,120	(5)	688,288
Paul J. Evans	1/3/12	11,867	11,867	19.46	1/3/22
	3/25/13	2,839	5,677	24.68	3/25/23
	1/3/12					6,937	(6)	190,074
	3/25/13					3,241	(3)	88,803
	3/24/14					4,854	(3)	133,000
	3/25/13								4,051	(4)	110,997
	3/24/14								7,280	(5)	199,472

(continued on next page)

Name (a)		OPTION AWARDS				STOCK AWARDS
	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable) (b)(1)	Number of Securities Underlying Unexercised Options (# Unexercisable) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#) (f)		Market Value of Shares of Stock That Have Not Vested ($) (g)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (i)(2)
Gerald B. Engen, Jr.	6/2/06	10,894		3.65	6/2/16
	12/20/07	32,000		13.00	12/20/17
	3/24/10	9,559		17.18	3/24/20
	3/24/11	7,296		24.18	3/24/21
	3/23/12	6,863	3,431	17.48	3/23/22
	3/25/13	2,839	5,677	24.68	3/25/23
	3/24/10					970	(3)	26,578
	3/24/11					1,432	(3)	39,237
	3/23/12					2,975	(3)	81,515
	3/25/13					3,241	(3)	88,803
	3/24/14					5,517	(3)	151,166
	3/25/13								4,051	(4)	110,997
	3/24/14								8,276	(5)	226,762
William H. Green	12/20/07	22,000		13.00	12/20/17
	3/24/10	9,559		17.18	3/24/20
	3/24/11	8,419		24.18	3/24/21
	3/23/12	16,629	8,315	17.48	3/23/22
	3/25/13	2,082	4,163	24.68	3/25/23
	3/24/10					970	(3)	26,578
	3/24/11					1,654	(3)	45,320
	3/25/13					2,377	(3)	65,130
	3/24/14					3,559	(3)	97,517
	3/25/13								2,971	(4)	81,405
	3/24/14								5,338	(5)	146,261
Richard S. Swartz, Jr.	6/2/06	11,577		3.65	6/2/16
	12/20/07	32,000		13.00	12/20/17
	3/24/10	9,559		17.18	3/24/20
	3/24/11	8,419		24.18	3/24/21
	3/23/12	7,919	3,959	17.48	3/23/22
	3/25/13	3,312	6,623	24.68	3/25/23
	3/24/10					970	(3)	26,578
	3/24/11					1,654	(3)	45,320
	5/12/11					6,688	(7)	183,251
	3/23/12					3,432	(3)	94,037
	3/25/13					3,782	(3)	103,627
	3/24/14					6,941	(3)	190,183
	3/25/13								4,727	(4)	129,520
	3/24/14								10,412	(5)	285,289

(1)	The options in column (b) with an option expiration date of June 2, 2016 were granted under the MYR Group Inc. 2006 Stock Option Plan and vested upon the closing of the 2007 Private Placement. The options with option expiration dates of December 20, 2017 and January 3, 2022 were granted under the stockholder-approved LTIP and vested or vest ratably over a four-year period. All other options were granted under the stockholder-approved LTIP and vest ratably over a three-year period.
(2)	The closing price $27.40 of the Company’s shares on December 31, 2014 was used to determine the market values shown in columns (g) and (i).

(3)	The restricted stock awards granted on March 24, 2010, March 24, 2011, March 23, 2012 and March 25, 2013 vest ratably over a five-year period while the restricted stock awards granted on March 24, 2014 vest ratably over a three-year period. These restricted stock awards are subject to certain clawback provisions.
(4)	These performance share awards will cliff vest on December 31, 2015, and are subject to the achievement of certain specified levels of the Company’s ROE over a performance measurement period from January 1, 2013 to December 31, 2015. These performance stock awards are subject to certain clawback provisions. Target award shown; award may be earned between threshold (50% of target) and maximum (200% of target), although the minimum payout is zero.
(5)	These performance share awards will cliff vest on December 31, 2016, and are split evenly between the achievement of certain specified levels of the Company’s ROIC over a performance measurement period from January 1, 2014 to December 31, 2016 and the Company’s relative TSR compared to a peer group of companies from January 1, 2014 to December 31, 2016. These performance stock awards are subject to certain clawback provisions. Target award shown: ROIC-based award may be earned between threshold (50% of target) and maximum (200% of target) and TSR-based award may be earned between threshold (25% of target) and maximum (200% of target), although the minimum payout for either award is zero.
(6)	This restricted stock award was granted to Mr. Evans upon his employment with the Company. The award vests ratably over a five-year period. This restricted stock award is subject to certain clawback provisions.
(7)	This restricted stock award was granted to Mr. Swartz upon his promotion to Chief Operating Officer. The award will cliff vest on May 12, 2016. This restricted stock award is subject to certain clawback provisions.

2014 Option Exercises and Stock Vested

The following table sets forth for each named executive officer the activity for stock option exercises and vesting of stock awards during the year ended December 31, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)(2)	Value Realized Upon Vesting ($)(3)
William A. Koertner	40,100	882,349	40,095	1,044,950
Paul J. Evans	—	—	3,123	77,587
Gerald B. Engen, Jr.	—	—	11,585	301,871
William H. Green	—	—	2,391	59,355
Richard S. Swartz, Jr.	11,578	276,159	13,228	344,870

(1)	Amounts reflect the difference between the exercise price of the option and the market price of our common stock at the time of exercise.
(2)	The amounts shown include restricted stock that vested on March 23, March 24 and March 25, 2014 and performance shares awarded under our LTIP for the 2012 Performance Period which ended on December 31, 2014. For Mr. Evans, the amount shown also includes restricted stock that vested on January 3, 2014.
(3)	The amounts shown are calculated based on the closing market price of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

As described above under “Employment Agreements,” our named executive officers have severance and change in control clauses in their Employment Agreements. The following table summarizes and quantifies the compensation that would have become payable upon termination or a change in control (and qualifying termination) on December 31, 2014, given the named executive officers’ compensation and service levels as of such date:

Name	Benefit	Termination due to Disability(1)	Termination without Cause or for Good Reason(2)	Termination without Cause or for Good Reason within 12 months following a Change in Control(3)
William A. Koertner	Severance pay(5)	263,077	2,430,000	3,645,000
	Welfare benefits	25,272	115,416	115,416
	Accelerated equity(6)	1,967,572	1,967,572	2,623,928
	Total(4)	2,255,921	4,512,988	6,384,344
Paul J. Evans	Severance pay(5)	120,942	1,092,300	1,638,450
	Welfare benefits	12,564	51,288	51,288
	Accelerated equity(6)	648,177	648,177	832,011
	Total(4)	781,683	1,791,765	2,521,749
Gerald B. Engen, Jr.	Severance pay(5)	150,831	1,176,480	1,764,720
	Welfare benefits	23,604	117,312	117,312
	Accelerated equity(6)	571,028	571,028	774,535
	Total(4)	745,463	1,864,820	2,656,567
William H. Green	Severance pay(5)	151,708	1,183,320	1,774,980
	Welfare benefits	24,144	128,688	128,688
	Accelerated equity(6)	421,218	421,218	556,019
	Total(4)	597,070	1,733,226	2,459,687
Richard S. Swartz, Jr.	Severance pay(5)	166,615	1,337,600	2,006,400
	Welfare benefits	23,814	119,928	119,928
	Accelerated equity(6)	862,712	862,712	1,115,093
	Total(4)	1,053,141	2,320,240	3,241,421

(1)	Represents the amount of salary continuation and other benefits to which the named executive officer is entitled under the terms of our long-term disability policy for a period of 180 days from the date of termination due to long-term disability. After six months of salary continuation, as provided by us, the named executive officer will be eligible for benefits under the terms of our long-term disability insurance plan, which provides a benefit equal to 60% of the named executive officer’s monthly base salary (up to a maximum monthly benefit of $10,000) until age 65 or older, as defined in the plan.
(2)	Represents the sum of (a) twice the sum of the named executive officer’s base salary and target annual incentive (for 2014, the target annual incentive was 102.5% of annual salary for our CEO, 65.0% for our CFO, 76.0% of annual salary for our COO and 71.0% of annual salary for our two other Senior Vice Presidents) and (b) company-funded benefit continuation coverage for the named executive officer and eligible dependents under our welfare benefit plans in which the named executive officer is a participant for a period of two years.

(3)	Represents the sum of (a) three times the sum of the named executive officer’s base salary and target annual incentive (for 2014, the target annual incentive was 102.5% of annual salary for our CEO, 65.0% for our CFO, 76.0% of annual salary for our COO and 71.0% of annual salary for our two other Senior Vice Presidents) and (b) company-funded benefit continuation coverage for the named executive officer and eligible dependents under our welfare benefit plans in which the named executive officer is a participant for a period of two years.
(4)	The amounts shown above do not include any gross-up payment which may be due with respect to the excise tax imposed pursuant to Section 4999 of the IRS Code. Based on the following assumptions: a termination of employment without cause (or for good reason) on December 31, 2014 and a per share value on that date of $27.40 would have entitled these named executive officers to the following gross-up payments: $993,405 (Mr. Engen) and $1,097,878 (Mr. Swartz). Mr. Evans is not eligible to receive such gross-up. The foregoing does not take into account any values that could be attributed to a covenant not to compete. A covenant not to compete would reduce the amounts subject to an excise tax (and therefore potentially any amount necessary to gross up the executive in respect of such excise tax). Each of our executives is subject to a one-year non-compete.
(5)	Severance pay includes the named executive officer’s base salary and target annual incentive applicable to the type of severance or change in control payment shown.
(6)	Accelerated equity reflects the amount of compensation that each named executive officer would receive upon the accelerated vesting of any outstanding unvested stock-based awards as of the date of termination. The compensation amount shown is based upon (a) the amount of unvested stock options and unvested restricted shares outstanding as of December 31, 2014, (b) the amount of performance shares outstanding as of December 31, 2014 that are expected to be earned prorated for the length of service completed as of December 31, 2014 for termination without cause or for good reason or all performance shares outstanding for termination without cause or for good reason within 12 months following a change of control and (c) the closing market price of a share of our common stock as reported on the NASDAQ Global Market on December 31, 2014, which was $27.40 per share. The compensation amount for the unvested stock options is calculated by multiplying the amount of unvested stock options outstanding times the difference between the closing market price and the exercise or strike price of the option. The compensation amount for the unvested restricted stock is calculated by multiplying the number of shares of unvested restricted stock times the closing market price. The compensation amount for the unvested performance shares for termination without cause or for good reason is calculated by multiplying the unvested performance shares by the closing price and then multiplying that amount by the percentage earned (number of months the executive worked from date of grant to date of termination divided by the number of months in the vesting period for the performance shares). The compensation amount for unvested performance shares for termination without cause or for good reason within 12 months following a change of control is calculated by multiplying the unvested performance shares by the market closing price on the date of termination.

PROPOSAL NO. 2. ADVISORY RESOLUTION TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required under Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution on the compensation of our named executive officers as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has designed our executive compensation program to align each named executive officer’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain the named executive officers who are crucial to our success. We urge stockholders to read the “Compensation Discussion and Analysis” and the related tables and narratives, which describe in more detail how our named executive officer compensation policies and procedures operate and how they achieve our compensation objectives. All of this information provides detailed discussion and analysis of the compensation of our named executive officers including the following:

•	We pay for performance. We align executive compensation with short-term and long-term Company-wide, business unit and individual performance. Generally, we target about half of our named executive officer compensation as performance-based compensation. In fiscal 2014, we exceeded our target performance goals for financial performance, resulting in awards to our executive officers, of annual cash incentive amounts that were above target amounts. Our ROE for the 2012 Performance Period resulted in 163.3% of target performance shares for the 2012 – 2014 period being earned.
•	We have compensation practices that ensure leadership, decision-making and actions that are aligned with our short- and long-term goals without taking inappropriate or unnecessary risks. The practices are discussed in detail in the “Compensation Discussion and Analysis” and include:
•	We have stock ownership guidelines for directors and executive officers;
•	We have a long-standing insider trading policy, which prohibits, among other activities, the pledging of and hedging transactions with respect to our common stock;
•	We offer limited executive officer perquisites; and
•	We periodically review the risk profile of our compensation programs and have significant risk mitigators, such as limits on incentive awards, stock holding requirements and clawback provisions.
•	The Compensation Committee acts prudently in making decisions. All members of the Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program design, practices and amounts awarded to our executive officers. The Compensation Committee engaged and received advice from an independent, third-party compensation consultant, and, using that advice, using objective criteria it selected a peer group of companies to compare to our named executive officers’ compensation.

We ask our stockholders to participate annually in this review and indicate their support for our named executive officer compensation set forth in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosures.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we expect to consider our stockholders’ concerns and the Compensation Committee will evaluate whether any compensation actions are necessary to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE
ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE
COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION

AUDIT COMMITTEE MATTERS

The Board established the standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that all of the Audit Committee members are independent within the meaning of the Nasdaq’s listing standards and Rule 10A-3 of the Exchange Act. The Board has also determined that all committee members are financially literate within the meaning of the Nasdaq rules and that Mr. Patterson is an “audit committee financial expert” within the meaning of SEC regulations. None of the Audit Committee members have participated in the preparation of our financial statements during the past three years.

The Board values the integrity of MYR Group’s financial statements and internal controls. The Audit Committee is responsible for assisting the Board in monitoring the integrity of MYR Group’s financial statements, MYR Group’s compliance with legal and regulatory requirements and the independence and performance of MYR Group’s internal and external auditors. To represent and assist the Board in its oversight of the Company’s financial statements and under our charter the Audit Committee performs, among other tasks, the following duties:

•	review of the audit plans and findings of our independent registered public accounting firm and our internal audit staff, as well as the results of regulatory examinations and tracking management’s corrective action plans where necessary;
•	review of our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	review of our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and
•	annual appointment of our independent registered public accounting firm, evaluation of its independence and performance and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

The Audit Committee established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. The Audit Committee encourages employees and outsiders to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, you should call the Company’s fraud hotline number at 1-800-461-9330. All complaints received are confidential and anonymous and will be retained for the Company’s records. At least annually, the Audit Committee reviews the Company’s disclosure controls and procedures and its charter. During this review, the Audit Committee is able to analyze its responsibilities and progress as well as ensure that these documents comply with current regulatory requirements.

Pre-Approval Policies

Consistent with the requirements of the SEC and the U.S. Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established procedures to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before we engage the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Independent Auditors’ Fees

MYR Group’s financial statements for the year ended December 31, 2014 were audited by EY, an independent registered public accounting firm. Aggregate fees paid for professional services rendered by our independent auditors, EY, for 2014 and 2013, were as follows:

	2014	2013
Audit Fees	$737,574	$597,728
Audit-Related Fees	—	—
Tax Fees	55,000	38,630
All Other Fees	—	—
Total	$792,574	$636,358

In the above table, in accordance with the SEC rules, “Audit Fees” are fees that we paid to EY for the audit of our annual financial statements included in the 2014 Form 10-K, review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting. “Tax Fees” are fees for tax compliance, tax advice and tax planning.

Audit Committee Report for the Year Ended December 31, 2014 to our Stockholders:

As part of our activities, we reviewed and discussed MYR Group’s audited financial statements with management. Additionally, we received EY’s written disclosures and a letter dated March 11, 2015, as required by the applicable requirements of the PCAOB, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and have discussed with EY its independence. We also reviewed and discussed with EY the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the PCAOB in Rule 3200T. Based upon this review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our 2014 Form 10-K.

Audit Committee:	William D. Patterson, Chair Jack L. Alexander Henry W. Fayne Betty R. Johnson Maurice E. Moore

The information contained in the above Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that MYR Group specifically incorporates it by reference in such filing.

PROPOSAL NO. 3. RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the selection, retention, termination and oversight of our independent auditors. EY, an independent registered public accounting firm, has served as our independent auditors since 2010.

The Audit Committee appointed EY as our independent auditors for the fiscal year ending December 31, 2015. The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the appointment of EY as our independent auditors. The Board and the Audit Committee are not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for such rejection. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent auditor at any time.

We expect that representatives of EY will be present at the Annual Meeting and that they will have an opportunity to respond to appropriate questions from stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING

Neither the Board nor management knows of any business, other than that described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, your proxy authorizes the persons named as proxies to vote on such matters in accordance with the Board’s recommendation or, if no recommendation is given, in accordance with the proxies’ best judgment.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of MYR Group common stock beneficially owned (as defined in accordance with Rule 13d-3 under the Exchange Act) as of March 6, 2015 by each director and executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. None of the common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Common Stock	Restricted Stock(1)	Stock Options(2)	Total Beneficial Ownership	Percentage
Named Executive Officers and Directors
William A. Koertner	219,305	47,882	291,914	559,101	2.7%
Paul J. Evans	6,904	12,720	23,478	43,102	*
Gerald B. Engen, Jr.	36,187	14,135	75,720	126,042	*
William H. Green	42,930	8,560	69,085	120,575	*
Richard S. Swartz, Jr.	24,967	23,467	80,056	128,490	*
Jack L. Alexander	6,444	5,317	8,000	19,761	*
Larry F. Altenbaumer	9,386	5,317	8,000	22,703	*
Henry W. Fayne	6,161	5,317	8,000	19,478	*
Betty R. Johnson	5,313	5,317	8,000	18,630	*
Gary R. Johnson	9,482	5,317	8,000	22,799	*
Maurice E. Moore	9,042	5,317	0	14,359	*
William D. Patterson(3)	7,139	5,317	8,000	20,456	*
All executive officers and directors as a group (13 persons)(4)	387,041	156,467	605,167	1,148,675	5.5%

*	Percentage less than 1% of outstanding common stock.
(1)	This column reflects holdings of restricted stock. The shares of restricted stock vest ratably over a five-year period from the date of grant for named executive officers, except for the shares granted in 2014, which will vest ratably over three years, 6,688 shares of restricted stock held by Mr. Swartz, which will cliff vest on May 12, 2016 and 6,708 shares held by Tod M. Cooper, which will cliff vest on August 12, 2018. The shares of restricted stock held by non-employee directors vest ratably over a three-year period from the date of grant.
(2)	This column reflects shares of common stock that may be acquired within 60 days of March 6, 2015 by the exercise of stock options.
(3)	Common stock includes 386 shares in a trust in which Mr. Patterson is a beneficiary.
(4)	This group includes, in addition to the individuals named in the table, Mr. Cooper.

The following table displays information about persons we know to be the beneficial owners of 5% or more of our issued and outstanding common stock as of December 31, 2014:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	2,104,032	(1)	10.1%
BlackRock, Inc. 55 East 52nd St. New York, NY 10022	1,794,136	(2)	8.6%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	1,062,778	(3)	5.1%
Goldman Sachs Asset Management 200 West Street New York, NY 10282	1,059,762	(4)	5.1%

(1)	Based on the Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 5, 2015. Royce & Associates stated in its 13G/A filing that it had sole power to vote and dispose of all the reported shares.
(2)	Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 22, 2015. BlackRock stated in its 13G/A filing that, of the 1,794,136 shares beneficially owned as of December 31, 2014, it has sole voting power with respect to 1,734,725 shares and sole dispositive power with respect to 1,794,136 shares.
(3)	Based on the Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 5, 2015. Dimensional Fund Advisors LP stated in its 13G filing that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional has sole voting power as to 1,012,170 shares and sole dispositive power as to 1,062,778 shares. Dimensional disclaims beneficial ownership of all such shares.
(4)	Based on the Schedule 13G filed by Goldman Sachs Asset Management with the SEC on February 12, 2015. Goldman Sachs Asset Management stated in its 13G filing that, of the 1,059,762 shares beneficially owned as of December 31, 2014, it has sole voting power with respect to 1,003,301 shares and shared dispositive power with respect to 1,059,762 shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy solicitation materials?

We are providing you these materials in connection with the Board’s solicitation of proxies to be voted at our 2015 Annual Meeting. These materials provide information regarding the voting procedures and the matters to be voted on at the Annual Meeting. We began distributing these materials on or around March 12, 2015, to all stockholders entitled to vote at the Annual Meeting. These materials are also available on our website at www.myrgroup.com.

In addition, copies of the 2014 Annual Report to Stockholders or this Proxy Statement will be sent free of charge to any stockholder who sends a written request to Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210 or by calling 303-853-7621.

Who is entitled to vote at the Annual Meeting?

The Board established March 2, 2015, as the record date (the “Record Date”) for the Annual Meeting. Stockholders owning our common stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and vote their shares at the Annual Meeting. At the close of business on the Record Date, 20,777,304 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What vote is required to approve each proposal?

With respect to the election of directors, vote FOR or WITHHOLD with respect to each of the nominees. Directors will be elected by a plurality of the votes cast FOR, which means that the three director nominees with the most FOR votes will be elected. You may vote FOR, AGAINST, or ABSTAIN with respect to the advisory resolution to approve the compensation of the Company’s named executive officers and the ratification of the appointment of our independent registered public accounting firm. In order to be approved, each of these two proposals requires the affirmative FOR vote of a majority of those shares present (either in person or represented by proxy) and entitled to vote on those proposals. Any ABSTAIN vote will have the same effect as a vote AGAINST a matter.

What effect do broker non-votes have on the proposals?

A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of EY as our independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors. Consequently, if your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposal Nos. 1 or 2 the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal No. 3, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker on how you would like to vote so your vote can be counted on all proposals.

How will my shares be voted?

Your shares will be voted as you direct if you vote by signing and returning your proxy card. If you sign and return your proxy card but do not specify how you would like your shares voted, they will be voted in accordance with the Board’s recommendations on all matters or, if no recommendation is given, in accordance with the proxies’ best judgment.

What is the quorum requirement?

A quorum of stockholders is necessary to validly hold the Annual Meeting. A quorum will be present if at least a majority of our outstanding shares on the Record Date are represented at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes (i.e., when a stockholder does not provide voting instructions to their broker or nominee) will count for purposes of determining whether a quorum exists.

Can I change my vote?

If you would like to change your vote after submitting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions by (a) signing and submitting another proxy card with a later date or (b) voting at the Annual Meeting. Alternatively, you may provide a written statement of your intention to revoke your proxy to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210. If your shares are held in street name (i.e., your shares are held in an account through your broker), you should contact your bank or broker for specific instructions on how to change your vote.

Who will bear the cost of soliciting votes for the Annual Meeting?

MYR Group bears the cost of soliciting your vote. In addition to mailing these proxy materials, our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities. We may enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse the banks and brokerage houses for related out-of-pocket expenses. We retained Morrow & Co., LLC to aid in soliciting votes for the Annual Meeting for a total fee of $7,500 plus reasonable expenses.

I received only one set of proxy materials. Is it possible to obtain duplicates?

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of our common stock in an account at the same broker, bank or other nominee, we delivered a single Notice of Meeting or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding will continue to receive separate voting instruction forms. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Meeting or set of proxy materials to a stockholder at a shared address to which a single copy of the materials was delivered. A stockholder who wishes to receive a separate copy of the Notice or proxy materials for the Annual Meeting should submit this request by contacting Morrow & Co., LLC in writing at 470 West Avenue, 3rd Floor, Stamford, CT 06902 or by calling 1-800-662-5200. If you would like to opt out of householding, please contact your broker, bank or other nominee. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and who wish to receive a single copy of these materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

If you are a registered stockholder, we sent you and each registered stockholder at your address separate Notices or sets of proxy materials.

Who counts the vote?

As the appointed independent tabulator, American Stock Transfer and Trust Company, LLC will receive the proxies and tabulate the votes cast. American Stock Transfer and Trust Company, LLC will act as the independent inspector of election and will certify the results. Your vote will not be disclosed to our directors, officers or employees, except (a) as necessary to meet legal requirements and to assert or defend claims for or against us; (b) in the case of a contested proxy solicitation; (c) if you provide a comment with your proxy or otherwise communicate your vote to us or (d) as necessary to allow the independent inspector of election to certify the results.

How do I find out the voting results?

Voting results will be included in a current Form 8-K to be filed with the SEC after the 2015 Annual Meeting. This Form 8-K will also be available on our website at www.myrgroup.com.

May I ask questions at the Annual Meeting?

Yes. As a stockholder, during the voting, you may ask questions and make remarks related to the matters being voted on. The Chairman of the Annual Meeting will entertain stockholders’ questions and comments of a general nature following the voting.

2016 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nominations for the 2016 Annual Meeting

Under our By-Laws, a stockholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days of such anniversary, we must receive stockholder proposal submissions no later than the close of business on the 10 th day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made. Accordingly, to be considered at the 2016 Annual Meeting of Stockholders, we must receive a stockholder’s written notice of nomination or proposal on or after January 1, 2016 and not later than January 31, 2016.

Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our proxy statement for the previous year’s annual meeting. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we print and send our proxy materials for the annual meeting. Accordingly, to be considered for inclusion in our 2016 proxy statement, we must receive a stockholder’s submission of a proposal on or before November 13, 2015.

Stockholder proposals must be sent to our Corporate Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210. For additional information about the stockholder proposal submission process, please see our By-Laws which are available on the Investor Relations page of our website at www.myrgroup.com, under “Corporate Governance.”

2014 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2014 are included in our 2014 Form 10-K, which we will make available to stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are posted on our website at www.myrgroup.com, and are available from the SEC at its website at www.sec.gov. If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it without charge by writing to our Corporate Secretary, at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

By Order of the Board of Directors
March 12, 2015	Gerald B. Engen, Jr. Senior Vice President, Chief Legal Officer and Secretary

The DoubleTree Hotel is located at:
75 W. Algonquin Road
Arlington Heights, IL 60005

The closest major intersection is Algonquin Road and
Arlington Heights Road

Directions to the DoubleTree by Hilton Hotel:
Chicago-Arlington Heights

From O’Hare International Airport and Downtown Chicago: Take I-90 West to the Arlington Heights Road exit and make a right turn (North) to 1st traffic light (0.1 mile), which will be Algonquin Road. Make a left turn (West) (0.1 mile) and the DoubleTree is located on the left hand side of the street on the Southwest corner of Arlington Heights Road and Algonquin Road.

Directions from Chicago-O’Hare International Airport

Distance from hotel: 8 mi. Drive time: 20 min.

Directions: Take I-90 West to the Arlington Heights Road exit and make a right turn (North) to 1st traffic light (0.1 mile), which will be Algonquin Road. Make a left turn (West) (0.1 mile) and the DoubleTree is located on the left hand side of the street on the Southwest corner of Arlington Heights Road and Algonquin Road.

Directions from Chicago Midway Airport

Distance from hotel: 30 mi. Drive time: 45 min.

Directions: Take Cicero North to I-290 West to I-294 North to I-90 West. Exit at the Arlington Heights Road exit and make a right turn (North) to 1st traffic light (0.1 mile), which will be Algonquin Road. Make a left turn (West) (0.1 mile) and the DoubleTree is located on the left hand side of the street on the Southwest corner of Arlington Heights Road and Algonquin Road.

The Board of Directors of
MYR GROUP INC.
Cordially invites you to attend the
2015 Annual Meeting of Stockholders
Thursday, April 30, 2015
9:00 a.m. Local Time
The DoubleTree Hotel
75 W. Algonquin Rd.
Arlington Heights, IL 60005

MYR GROUP INC.

REVOCABLE PROXY FOR THE MYR GROUP INC.
2015 ANNUAL MEETING OF STOCKHOLDERS ON APRIL 30, 2015
THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of MYR Group Inc. (the "Corporation") hereby appoints William A. Koertner, Gerald B. Engen, Jr. and Paul J. Evans (the "Proxies"), and each of them, with the full power of substitution to vote all shares of the Corporation which the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders of the Corporation to be held at the DoubleTree Hotel, 75 W. Algonquin Rd., Arlington Heights, IL 60005, on Thursday, April 30, 2015 at 9:00 a.m. local time, or at any postponements or adjournments thereof, with all the powers the undersigned would possess, as if the undersigned was present personally at the Annual Meeting or any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475